Exhibit 2.1
EXECUTION COPY
EQUITY INTEREST AND ASSET PURCHASE AGREEMENT
     EQUITY INTEREST AND ASSET PURCHASE AGREEMENT, dated as of August 21, 2006 (this “Agreement”), by and among:
     (i) Aether Holdings, Inc., a Delaware corporation (“Aether”);
     (ii) NexCen Franchise Brands, Inc., a Delaware corporation and a wholly-owned subsidiary of Aether (“First Purchaser”);
     (iii) NexCen Franchise Management, Inc., a Delaware corporation and a wholly-owned subsidiary of First Purchaser (“Second Purchaser” and, together with First Purchaser sometimes referred to herein as “Purchasers” or as the context may require, each a “Purchaser”);
     (iv) Athlete’s Foot Marketing Associates, LLC, a Delaware limited liability company (“Seller”);
     (v) Athlete’s Foot Brands, LLC, a Delaware limited liability company (formerly known as Athlete’s Foot Brands, Inc.) (“Brands”);
     (vi) The Athlete’s Foot Marketing Support Fund, LLC, a Georgia limited liability company (“Support Fund” and together with Brands, each a “Company” and collectively, the “Companies”);
     (vii) Robert J. Corliss, an individual (“Corliss”);
     (viii) Donald Camacho, an individual (“Camacho”);
     (ix) Timothy Brannon, an individual (“Brannon”);
     (x) Martin Amschler, an individual (“Amschler”; and Amschler, together with Corliss, Camacho and Brannon, each, a “Shareholder” and collectively, the “Shareholders”).
RECITALS
     A. Seller is the sole member of, and owns all of the outstanding equity interests in, Brands, which owns all right, title and interest in and to the trademarks bearing the name “The Athlete’s Foot®” and all related service marks, trade dress and certain other related intellectual property.
     B. Seller is also the sole member of, and owns all of the outstanding equity interests in, Support Fund, the entity which administers a collective marketing and advertising fund (the “Fund”) contributed to by the various franchisees pursuant to their respective Franchises (as defined below).
     C. Seller desires to sell to First Purchaser, and First Purchaser desires to purchase from Seller, all of the outstanding equity interests of each of Brands and Support Fund (collectively, the “Interests”).
     D. Seller also desires to sell to Second Purchaser, and Second Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the software (the “Transferred Software”), the other assets of Seller described in Schedule D and the contracts of Seller, the assignment to the Second Purchaser of which has been approved by the Second Purchaser, and which contracts are also set forth in Schedule D (such other assets, together with the Transferred Software, the “Transferred Assets” and together with the Interests, collectively, the “Transferred Property”). In addition, First Purchaser desires to hire Corliss, and Second Purchaser desires to hire those individuals currently employed by Seller whose names are set forth in Schedule 1.2 hereto.
     NOW, THEREFORE, in consideration of the premises, agreements and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
     1.1 When used in this Agreement, unless defined elsewhere in this Agreement, the following terms shall have the following meanings:
     “Additional Escrow Shares” shall have the meaning set forth in Section 2.2(f)(vii).
     “Additional Shares” shall have the meaning set forth in Section 2.2(f)(vii).
     “Aether” shall have the meaning set forth in the Preamble.
     “Aether Common Stock” shall have the meaning set forth in Section 2.2(c).
     “Aether Material Adverse Effect” shall have the meaning set forth in Section 4.8.
     “Aether Proxy Statement” shall mean that certain proxy statement currently being prepared by Aether and its counsel for filing with the SEC and covering, among other things, the change of the principal business of Aether from its current business activities to, among other things, an acquisition vehicle.
     “Aether SEC Documents” shall mean all documents required to be filed by Aether with the SEC since January 1, 2005 under the Securities Act and the Exchange Act.
     “Aether Tax Returns” means all material Tax returns, statements, reports and forms required to be filed on or before the Closing Date with any Taxing Authority by or on behalf of Aether or any of its subsidiaries, including Purchasers.
     “AFB” shall mean Athlete’s Foot Brands, Inc., a Delaware corporation.
     “AF Business” shall have the meaning set forth in Section 3.3(b).
     “Affiliate” shall mean with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls ten percent (10%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question, and shall include, as applicable, members of the Immediate Family of such Person. For the purposes of this definition, the term “control” and its derivations shall mean having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.
     “AFME” shall mean The Athlete’s Foot Marketing Europe S.A.S., a French limited liability company.
     “Aggregate First Portion” shall have the meaning set forth in Section 2.2(f)(ix)(1).
     “Agreement” shall have the meaning set forth in the Preamble.
     “Alternative Transaction” shall have the meaning set forth in Section 5.15(d).
     “Amschler” shall have the meaning set forth in the Preamble.
     “Ancillary Purchaser Documents” shall mean any and all agreements, certificates, instruments and other documents to be executed and delivered by each of Aether, First Purchaser and Second Purchaser in connection with the transactions contemplated by this Agreement.
     “Ancillary Seller Documents” shall mean any and all agreements, certificates, instruments, Schedules and other documents to be executed and delivered by Seller in connection with the transactions contemplated by this Agreement.

     “Approved Budget” shall mean the agreed upon operating budget of Brands for the periods, and in the amounts, set forth in Schedule 1.1(a).
     “Approved Budget Amount” shall mean, as of any date of determination, the aggregate amount set forth on the Approved Budget with respect to the four calendar quarter period ending immediately prior to such date of determination.
     “Area Development Agreements” shall have the meaning set forth in Section 3.9(a).
     “Assignment and Assumption Agreement” shall have the meaning set forth in 6.2(b).
     “Assumed Indebtedness” shall have the meaning set forth in Section 2.2(c)(i)(1).
     “Average Result” shall have the meaning set forth in Section 2.2(f)(i).
     “Audited Financial Statements” shall have the meaning set forth in Section 3.7(a).
     “Basket” shall have the meaning set forth in Section 7.6(b).
     “Bill of Sale” shall have the meaning set forth in Section 6.3(h).
     “Brands” shall have the meaning set forth in the Preamble.
     “Brands Trailing EBITDA” shall mean, as of any date of determination, (i) Brands Trailing Revenues for the four full calendar quarters ending immediately prior to such date of determination, less (ii) the Approved Budget Amount with respect to such four full calendar quarters, and (iii) subject to further adjustment in the event that expenses of Brands exceed the Approved Budget Amount, exclusive of expenses that are directed by Aether, First Purchaser or Second Purchaser, other than if such direction is made by a member of the Seller Management Group.
     “Brands Trailing Revenues” shall mean, as of any date of determination, Revenues of Brands for the four full calendar quarters ending immediately prior to such date of determination.
     “Brands UFOC” shall mean the Uniform Franchise Offering Circular of Brands prepared pursuant to the NASAA Uniform Franchise Offering Circular Guidelines.
     “Brannon” shall have the meaning set forth in the Preamble.
     “Break-Up Fee” shall have the meaning set forth in Section 8.3.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York, the State of Georgia or the State of Maryland are authorized or required by Law to close.
     “Business of Brands” shall mean to grant franchises and related rights to use the Athlete’s Foot brand and related intellectual property for the sale of athletic footwear, clothing and related products, and to distribute the same.
     “Business of Seller” shall mean the management of both the Business of Brands and the Business of Support Fund.
     “Business of Support Fund” shall mean to manage the Fund, and to cause the production, distribution and dissemination of marketing materials pursuant to the North American Securities Administration Association’s Uniform Franchise Offering Circular requirements.
     “Calculation Notice” shall have the meaning set forth in Section 2.2(f)(i).
     “Camacho” shall have the meaning set forth in the Preamble.

     “Cash Consideration” shall have the meaning set forth in Section 2.2(c)(i)(1).
     “Claim Notice” shall have the meaning set forth in Section 7.5 hereof.
     “Closing” shall have the meaning set forth in Section 2.3.
     “Closing Date” shall have the meaning set forth in Section 2.3.
     “Closing Date Stock Price” shall mean the average of the closing sale prices of Aether Common Stock as reported on the Nasdaq Global Market for the five (5) trading days immediately preceding the Closing Date, as the same may be adjusted with respect to Additional Shares pursuant to Section 2.2(f)(vii) and/or with respect to the True Up Shares pursuant to Section 2.2(f)(ix).
     “COBRA” shall mean the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Companies” or “Company” shall have the meaning set forth in the Preamble.
     “Consideration Shares” shall have the meaning set forth in Section 2.2(e).
     “Contract” shall mean any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant right or other instrument or consensual obligation, whether written or oral.
     “Copyrights” shall have the meaning set forth in Section 3.9(a).
     “Corliss” shall have the meaning set forth in the Preamble.
     “Corliss Agreement” shall have the meaning set forth in Section 5.12(b).
     “Corliss Securityholder Questionnaire” shall have the meaning set forth in Section 5.14(b).
     “Corliss Voting Agreement” shall have the meaning set forth in Section 5.14(b).
     “Corliss Warrant” shall have the meaning set forth in Section 5.12(c).
     “Dispute Notice” shall have the meaning set forth in Section 2.2(f)(iii)(y).
     “DOL” refers to the United States Department of Labor.
     “Domain Names” shall have the meaning set forth in Section 3.9(a).
     “EBITDA” shall mean, with respect to any Person, such Person’s earnings before interest, taxes, depreciation and amortization, all as determined in accordance with GAAP.
     “EBITDA Calculation” shall mean the product of Brands Trailing EBITDA multiplied by the EBITDA Multiple.
     “EBITDA Multiple” shall mean 9.23.
     “Employment Agreements” shall have the meaning set forth in Section 5.12(a).
     “Encumbrances” shall mean any security interests, pledges, mortgages, liens, charges, adverse claims of ownership or use or any encumbrances of any kind.
     “Environmental Law” means any applicable Law, court order or administrative agency order relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species.
     “ERISA Affiliate” shall have the meaning set forth in Section 3.18(a).
     “Escrow Agent” shall have the meaning set forth in Section 2.2(c)(ii)(5).
     “Escrow Agreement” shall have the meaning set forth in Section 2.2(c)(ii)(5).
     “Escrow Period” shall have the meaning set forth in Section 2.2(c)(ii)(5).
     “Escrow Shares” shall have the meaning set forth in Section 2.2(d).
     “Escrow True Up Shares” shall have the meaning set forth in Section 2.2(f)(ix)(2).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
     “Existing Lease” shall mean that certain Standard Form Industrial Building Lease (Multi-Tenant) by and between First Industrial, L.P., as landlord, and Athlete’s Foot Marketing Associates, LLC, as tenant, dated April 11, 2005.
     “Existing Management Agreement” shall mean that certain Management Agreement between Seller and Brands, dated as of August 1, 2003, as amended to date.
     “Expiration Date” shall mean the date of expiration of the applicable statute of limitations.
     “Extraordinary Event” shall mean an event or occurrence which shall adversely affect a Company, which occurrence or event shall not have been caused or permitted by, nor was otherwise within the control of, Seller, either Company, or any Affiliate thereof.
     “Financial Statements” shall have the meaning set forth in Section 3.7(a).
     “First Purchaser” shall have the meaning set forth in the Preamble.
     “Franchise”; “Franchises” shall have the meaning set forth in Section 3.9(a).
     “Fund” shall have the meaning set forth in Recital B.
     “GAAP” means United States generally accepted accounting principles and practices for financial reporting as in effect from time to time and applied consistently throughout the periods involved.
     “Governmental Authority” shall have the meaning set forth in Section 3.5(b).
     “Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Immediate Family” of a Person includes such Person’s spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and anyone else who resides in the person’s home.
     “Indebtedness” of a Person means, without duplication: (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services already received by such Person (other than any portion of any trade payable obligation that shall not have remained unpaid for ninety-one (91) days or more from the later of (a) the original due date of such portion and (b) the customary payment date in the industry and relevant market for such portion, or trade payables incurred in ordinary course of such Person’s business being contested in good faith), (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iv) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in an event of default are limited to repossession or sale of such property), (v) all leases which are capitalized in accordance with GAAP to which such Person is a party, (vi) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity interests of such Person, (viii) the net amount of all financial obligations of such Person in respect of any interest rate swap, hedge or cap agreement, (ix) the net amount of all other financial obligations of such Person, which would be classified as short-term or long-term debt in accordance with GAAP, under any contract or other agreements to which such Person is a party, (x) all indebtedness of other Persons of the type described in clauses (i) through (ix) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, by such Person through an agreement (a) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the holder of such indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, and (xi) all indebtedness of the type described in clauses (i) through (ix) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any claim on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for payment of such indebtedness; provided, however, that the obligations of the Fund, to the extent that the amount of such obligations is less than the amount of money available in the Fund as of the Closing Date, shall not be considered Indebtedness.
     “Indemnification Cap” shall have the meaning set forth in Section 7.6(b).
     “Indemnification Holdback” shall have the meaning set forth in Section 2.2(d).
     “Indenture” shall mean that certain Indenture, dated as of August 1, 2003, by and between AFB, as issuer, and Wilmington Trust Company, as trustee, relating to the Securitization, as the same may be amended from time to time.
     “Independent Accounting Firm” shall have the meaning set forth in Section 2.2(f)(v).
     “Initial Escrow Shares” shall have the meaning set forth in Section 2.2(c)(ii)(3).
     “Initial Purchase Price” shall have the meaning set forth in Section 2.2(a).
     “Initial Shares” shall have the meaning set forth in Section 2.2(c)(ii)(2).
     “Initial Stock Consideration” shall have the meaning set forth in Section 2.2(c)(ii)(1).
     “Insurance Policies” shall have the meaning set forth in Section 3.21.
     “Intellectual Property” shall have the meaning set forth in Section 3.9(a).

     “Interest Encumbrances” shall mean any security interest, pledge, lien, charge, adverse claim of ownership, or any restriction on ownership, use, voting, transfer or receipt of dividends, or any other encumbrance of any kind on, with respect to, or otherwise relating to the Interests; provided that, “change of control” provisions and any other restrictions set forth in the Indenture, or the other agreements entered into in connection therewith, shall not constitute an Interest Encumbrance for purposes of this definition unless and until the Prepaid Amount has been so paid.
     “Interests” shall have the meaning set forth in Recital C.
     “Interim Balance Sheet Date” shall have the meaning set forth in Section 3.7(a).
     “Interim Financial Statements” shall have the meaning set forth in Section 3.7(a).
     “IRS” means the United States Internal Revenue Service.
     “Knowledge of Seller”, to the “Seller’s Knowledge”, “Knowledge” in reference to Seller or words of similar import shall mean the actual knowledge, after reasonable duty of inquiry, of any of Corliss, Camacho, Brannon and Amschler.
     “Knowledge of Aether or Purchasers” or words of similar import means the actual knowledge, after reasonable duty of inquiry, of any of the following individuals only: Robert D’Loren and James Haran.
     “Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
     “Leased Real Property” shall have the meaning set forth in Section 3.20(b).
     “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
     “Licenses” shall have the meaning set forth in Section 3.9(a).
     “Losses” shall have the meaning set forth in Section 7.2.
     “MAC” shall mean Marketing Acquisition Corp., a Delaware corporation and the parent of Seller.
     “Mica Funding” shall mean Mica Funding, LLC, the holder of the SPV Notes.
     “Management Fees” shall have the meaning set forth in Section 3.7(c).
     “Marks” shall have the meaning set forth in Section 3.9(a).
     “Material Adverse Effect” shall have the meaning set forth in Section 3.8.
     “Material Contracts” shall have the meaning set forth in Section 3.10(a).
     “MFD” shall mean MFD, Inc., a Delaware corporation, an Affiliate of Rallye.
     “Multiemployer Plan” shall have the meaning set forth in Section 3.18(c).
     “NASAA” shall mean the North American Securities Administrators Association.
     “New Management Agreement” shall mean that certain management agreement, to be entered into by and between Second Purchaser and Brands, effective as of the Closing Date.
     “Occupational Safety and Health Law” means any applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program,

whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Other IP” shall have the meaning set forth in Section 3.9(a).
     “Parachute Resolution” shall have the meaning set forth in Section 6.2(u).
     “Patents” shall have the meaning set forth in Section 3.9(a).
     “Pension Plan” shall have the meaning set forth in Section 3.18(b).
     “Permitted Encumbrances” shall mean, collectively, restrictions, liens or other encumbrances contained in the SPV Notes or otherwise granted by Brands to, or for the benefit of, the holder of the SPV Notes as collateral security for the obligations of Brands under the SPV Notes.
     “Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.
     “Price Drop” shall have the meaning set forth in Section 2.2(f)(ix).
     “Per Share First Portion” shall have the meaning set forth in Section 2.2(f)(ix)(1).
     “Payoff Letter” shall have the meaning set forth in Section 6.2(j)(i).
     “Prepaid Amount” shall have the meaning set forth in Section 6.2(j)(ii).
     “Proceeding” shall mean any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchase Price” shall have the meaning set forth in Section 2.2(a).
     “Purchase Price Adjustment” shall have the meaning set forth in Section 2.2(f)(i).
     “Purchaser” shall have the meaning set forth in the Preamble.
     “Purchaser Expenses” shall have the meaning set forth in Section 5.8(a).
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.2.
     “Purchasers Core Representation” shall have the meaning set forth in Section 7.1.
     “Push Down Schedule” shall have the meaning set forth in Section 3.7(a).
     “Qualified Plan” shall have the meaning set forth in Section 3.18(b).
     “Rallye” shall mean Groupe Rallye, a French corporation.
     “Registration Rights Agreement” shall have the meaning set forth in Section 2.2(g).
     “Registration Date” shall have the meaning set forth in Section 2.2(f)(ix).
     “Registration Statement” shall have the meaning set forth in Section 2.2(g).
     “Registration Statement Closing Price” shall have the meaning set forth in Section 2.2(f)(ix).
     “Relevant Entity Plan” shall have the meaning set forth in Section 3.18(a).
     “Relevant Entities” or “Relevant Entity” shall have the meaning set forth in Section 3.9(a).
     “Required Consents” shall have the meaning set forth in Section 3.5.

     “Registration Date” shall have the meaning set forth in Section 2.2(f)(ix).
     “Remainder Shares” shall have the meaning set forth in Section 2.2(c)(ii)(3).
     “Remaining Additional Shares” shall have the meaning set forth in Section 2.2(f)(vii).
     “Residual Interest Payment” shall have the meaning set forth in Section 3.7(c).
     “Revenue Calculation” shall mean the product of Brands Trailing Revenues multiplied by the Revenue Multiple.
     “Revenue Multiple” shall mean 5.61.
     “Revenues” shall mean operating revenues determined in accordance with GAAP.
     “SAL” shall have the meaning set forth in Section 3.2(d).
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securitization” shall mean that certain transaction effected by Seller (as such transaction may be further modified from time to time), pursuant to which Seller conveyed and assigned certain of its assets to its special purpose bankruptcy-remote wholly-owned subsidiary, AFB, which is currently known as Brands (in the context of such transaction, the “SPV”), in exchange for all of the issued and outstanding stock of the SPV.
     “Second Purchaser” shall have the meaning set forth in the Preamble.
     “Securities” shall have the meaning set forth in Section 2.2(e).
     “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Seller” shall have the meaning set forth in the Preamble.
     “Seller Expenses” shall have the meaning set forth in Section 5.8(b).
     “Seller Financial Statements” shall have the meaning set forth in Section 3.7(a).
     “Seller Indemnified Parties” shall have the meaning set forth in Section 7.3.
     “Seller Management Group” shall mean the Shareholders named in the Preamble to this Agreement, and such other individuals that are or were, within the one year period prior to the Closing Date, any officer, director, manager or individual who is or was otherwise a member of senior management of Seller, MAC, either Company or any Affiliate thereof.
     “Seller Securityholder Questionnaire” shall have the meaning set forth in Section 5.14(a).
     “Seller’s Core Representations” shall have the meaning set forth in Section 7.1.
     “Seller Voting Agreement” shall have the meaning set forth in Section 5.14(a).
     “Shareholders” or “Shareholder” shall have the meaning set forth in the Preamble.
     “Side Letter” shall mean that certain side letter between Mica Funding, Partner Re New Solutions, Inc., Partner Reinsurance Company Ltd., MAC, AFMA and Brands of even date hereof in respect of the restructuring of the SPV Notes and participation interest of Partner Reinsurance Company Ltd and Partner Re New Solutions, Inc.
     “SPV Notes” shall mean notes issued and sold by the SPV, in a private placement, to Mica Funding in connection with the Securitization.
     “Stores” shall have the meaning set forth in Section 3.2(d).
     “Straddle Period” shall have the meaning set forth in 5.7(c).

     “Support Fund” shall have the meaning set forth in the Preamble.
     “Support Fund Marketing IP Materials” shall have the meaning set forth in Section 3.9(c).
     “Tax/Taxable/Taxes” shall have the meaning set forth in Section 3.11(a).
     “Tax Returns” shall have the meaning set forth in Section 3.11(b).
     “Taxing Authority” shall have the meaning set forth in Section 3.11(a).
     “Third Party Claim” means a claim, demand, action or proceeding by any Person other than a party to this Agreement or an Affiliate of any party hereto.
     “Title IV Plan” shall have the meaning set forth in Section 3.18(c).
     “Trade Dress” shall have the meaning set forth in Section 3.9(a).
     “Transfer Agent Instruction” shall have the meaning set forth in Section 2.2(c)(ii)(3).
     “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement.
     “Transferred Assets” shall have the meaning set forth in Recital D.
     “Transferred Property” shall have the meaning set forth in Recital D.
     “Transferred Software” shall have the meaning set forth in Recital D.
     “True Up Amount” shall have the meaning set forth in Section 2.2(f)(ix).
     “True Up Shares” shall have the meaning set forth in Section 2.2(f)(ix)(1).
     “UCC” shall have the meaning set forth in Section 4.6(b).
     “Unregistered Marks” shall have the meaning set forth in Section 3.9(a).
     “Unregistered Shares” shall have the meaning set forth in Section 2.2(f)(ix).
ARTICLE II
PURCHASE AND SALE
     2.1 Agreement to Purchase and Sell Interests.
          (a) Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, convey and assign to First Purchaser, and First Purchaser agrees to purchase from Seller, on the Closing Date, all of the Interests free and clear of any and all Encumbrances and Interest Encumbrances.
          (b) Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer, convey and assign to Second Purchaser, and Second Purchaser agrees to purchase from Seller, on the Closing Date, all of Seller’s right, title and interest in and to the Transferred Assets free and clear of all Encumbrances.
     2.2 Purchase Price.
          (a) Initial Purchase Price. In consideration for the Transferred Property, the Purchasers shall collectively pay to the Seller an amount (the “Purchase Price”) equal to the initial purchase price (the “Initial Purchase Price”), which was determined as set forth below, as the Initial Purchase Price may be adjusted in accordance with subsection (f) below, provided that the Purchase Price, as it may be so adjusted in accordance with subsection (f) below, shall not exceed $60,000,000.

          (b) The Initial Purchase Price is equal to $51,500,000, and was calculated to be the average of:
               (i) $52,200,000, which is the result of the Revenue Calculation, based on the trailing four calendar quarters ended June 30, 2006 (i.e. the “Determination Date” is deemed to be July 1, 2006); and
               (ii) $50,800,000, which is the result of the EBITDA Calculation, based on the trailing four calendar quarters ended June 30, 2006 (i.e. the “Determination Date” is deemed to be July 1, 2006).
          (c) Payment of Initial Purchase Price. The Initial Purchase Price shall be payable in a combination of (x) cash less outstanding Indebtedness for money borrowed of the Companies, and (y) common stock, par value $1.00 per share, of Aether (“Aether Common Stock”), each in the amounts specified in this Section 2.2(c) below, as follows:
               (i) Cash Consideration.
                    (1) The cash portion of the Initial Purchase Price (the “Cash Consideration”) shall be in the amount of the Initial Purchase Price (x) minus the sum of
                         (A) the value of the Initial Stock Consideration, as set forth in (ii) below;
                         (B) the outstanding Indebtedness for money borrowed of the Companies as reflected on the closing balance sheet of Seller dated and delivered as of two Business Days prior to the Closing Date (the “Assumed Indebtedness”) exclusive of the Prepaid Amount; and
                         (C) the Prepaid Amount (which amount Seller hereby authorizes and directs shall be paid in relevant portions to the appropriate parties pursuant to the terms of the Side Letter and Payoff Letter, as applicable).
                    (2) The Cash Consideration shall be payable at Closing, by wire transfer of immediately available U.S. federal funds. Such Cash Consideration, exclusive of the Prepaid Amount, shall be payable to an account or accounts of Seller, designated in writing by Seller.
               (ii) Initial Stock Consideration.
                    (1) The value of the Aether Common Stock portion of the Initial Purchase Price (the “Initial Stock Consideration”) shall be the quotient of (1) the product of (x) Eleven Million Dollars ($11,000,000.00), and (y) the Initial Purchase Price divided by (2) Sixty Million Dollars ($60,000,000).
                    (2) The number of shares of Aether Common Stock issued as the Initial Stock Consideration (collectively, the “Initial Shares”) shall be equal to the quotient of (x) the Initial Stock Consideration, divided by (y) the Closing Date Stock Price, rounded up or down to the nearest whole share.
                    (3) With respect to the Initial Shares, Purchaser shall deliver (or cause Aether to deliver on its behalf) on the Closing Date, to its registered transfer agent, with a copy to Seller, an irrevocable letter of instruction in form and substance to be mutually agreed by the parties hereto (the “Transfer Agent Instruction”) instructing such transfer agent to issue stock certificates, in the name of Seller, evidencing the Initial Shares, provided that one or more such stock certificates shall evidence that number of shares of the Aether Common Stock which have a value (based on the Closing Date Stock Price) equal to ten (10%) percent of the Initial Purchase Price (the “Initial Escrow Shares”), and the remaining stock certificate(s) shall evidence that number of shares of Aether Common Stock which have a value equal to the Initial Stock Consideration minus the value (based on the Closing Date Stock Price) of the Initial Escrow Shares (the “Remainder Shares”).
                    (4) Purchaser shall deliver (or cause Aether to deliver on its behalf) to Seller the Remainder Shares no later than 10 calendar days following the date of the Closing.
                    (5) Purchaser shall deposit (or cause Aether to deposit on its behalf) the Initial Escrow Shares with Wilmington Trust Company, as escrow agent (“Escrow Agent”), no later than 10 calendar days following the Closing Date, to be held by Escrow Agent for a period of twelve (12) months following the Closing Date (the “Escrow Period”), and pursuant to the terms and conditions of, that certain Escrow Agreement of even date herewith among Aether, Purchasers, Seller and Escrow Agent (the “Escrow Agreement”), which shall be in form and substance to be mutually agreed by the parties hereto.
          (d) Escrow Shares. The Initial Escrow Shares, together with any Additional Escrow Shares and the Escrow True Up Shares that are deposited with the Escrow Agent in accordance with the provisions of Section 2.2(f) below (the Initial Escrow Shares, the Additional Escrow Shares and the Escrow True Up Shares, collectively, the “Escrow Shares”) shall secure the obligations of the Seller arising under Article VII of this Agreement. At the expiration of the Escrow Period, any portion of the Escrow Shares still held by Escrow Agent, in respect of which there is no pending claim under Article VII and that is not being retained to satisfy Seller’s indemnification obligations pursuant to Article VII of this Agreement and as provided for in the Escrow Agreement, shall promptly be delivered to Seller. Dividends and distributions, including additional shares of Aether Common Stock paid as dividends, on the Escrow Shares, shall additionally be deposited with the Escrow Agent to be held thereby during the Escrow Period to secure the obligations of Seller arising under Article VII of this Agreement (the Escrow Shares, together with such dividends and distributions, collectively, the “Indemnification Holdback”). All such dividends and distributions, and interest earned thereon, shall be delivered to that party (i.e. Purchaser or Seller) to whom the underlying shares of Aether Common Stock on which such dividends or distribution were paid are delivered, simultaneously with the delivery of such Aether Common Stock. The Escrow Agent’s fees and expenses accrued throughout the term of the Escrow Agreement shall be borne by Purchasers.
          (e) Each certificate representing the issued and delivered Initial Shares and Additional Shares (collectively, the “Consideration Shares” and if applicable, the True Up Shares, will have typed or printed thereon one or more restrictive legends, one of which will read substantially as follows:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION HEREOF. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ALL OTHER APPLICABLE STATE SECURITIES LAWS.”
     Seller understands that because such Consideration Shares (for purposes of this section, the “Securities”) will not have been registered under the Securities Act or under the securities laws of any state of the United States or foreign country, the Securities will be “restricted securities” and Seller will be unable to dispose of any or all of such Securities unless such Securities are subsequently registered under the Securities Act or exemptions from registration are available. Seller hereby agrees to comply with the above restrictions, as well as all other restrictions that may be applicable to the Securities. It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference, if such Securities have been sold in compliance with the registration and prospectus delivery requirements of the Securities Act and with the applicable state securities laws, such Securities have been sold in reliance on and in accordance with Rule 144 under the Securities Act, or Seller has delivered to Aether an opinion of counsel in form and substance reasonably satisfactory to Aether and its counsel, to the effect that such legend is not required for purposes of the Securities Act.
          (f) Post Closing Adjustment to Initial Purchase Price.
               (i) Not later than March 31, 2007, Purchasers will cause to be prepared and delivered to the Seller an audited balance sheet of Brands as of December 31, 2006 and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, prepared in accordance with GAAP. Simultaneously therewith there shall be delivered to Seller a written notice (the “Calculation Notice”) setting forth the dollar result of the Revenue Calculation and the EBITDA Calculation for the four quarters ending December 31, 2006 (i.e. the “Determination Date” is deemed to be January 1, 2007), which calculations shall be prepared in a manner consistent with the calculations used to determine the Initial Purchase Price, and shall be signed by the Chief Financial Officer of Brands. There shall be a one time, upward (but not downward) adjustment to the Initial Purchase Price if and to the extent that, as set forth in the Calculation Notice, the result of (A) the Revenue Calculation result minus the Initial Purchase Price, plus (B) the EBITDA Calculation result minus the Initial Purchase Price, divided by two (the “Average Result”) exceeds zero. In such case, the Initial Purchase Price shall be adjusted upward (but not downward) by an amount (the “Purchase Price Adjustment”) equal to the Average Result, provided, however, that in no event shall the Initial Purchase Price, plus the Purchase Price Adjustment, exceed $60,000,000 (and in such event, the Purchase Price Adjustment shall be limited to $60,000,000 minus the Initial Purchase Price). Neither Seller nor any Affiliate of Seller (other than Brands) shall be a party to, or enter into, any agreement or transaction with any franchisor, area developer or other entity in respect of which or from which Brands shall derive Revenues. In the event that any of Seller or an Affiliate thereof (other than Brands) are in fact a party to any such agreement or transaction with any such entity, the Revenues derived therefrom shall be excluded from Brands Trailing Revenues for purposes of calculating the Purchase Price Adjustment.
               (ii) By way of example, if the Initial Purchase Price is $51,500,000, the Revenue Calculation result is $58,000,000, and the EBITDA Calculation result is $59,000,000, the Purchase Price Adjustment shall equal $ 7,000,000, determined as follows:
$58,000,000 (Revenue Calculation Result)
— $51,500,000 (Initial Purchase Price)
$6,5000,000
$59,000,000 (EBITDA Calculation Result)
— $51,500,000 (Initial Purchase Price)
$7,500,000
$6,5000,000 + $7,500,000 /2 = $7,000,000
               (iii) Within twenty days after delivery of the Calculation Notice, Seller will deliver to Purchasers a written response in which Seller will either:

          (x) agree in writing with Purchasers’ calculation of the Purchase Price Adjustment as set forth in the Calculation Notice, in which case such calculation will be final and binding on the parties; or
          (y) dispute Purchasers’ calculation of the Purchase Price Adjustment as set forth in the Calculation Notice by delivering to the Purchasers a written notice (a “Dispute Notice”) setting forth in reasonable detail the basis for such dispute item and certifying that the same is being disputed in good faith.
     For purposes of this Section 2.2 (f), Seller may only deliver a Dispute Notice on the basis that the Calculation Notice contains mathematical errors on its face, or that the same contains such other errors as have affected the calculations therein, all such errors to be specified in reasonable detail in the Dispute Notice.
               (iv) If Seller fails to take either of the foregoing actions within twenty (20) days after delivery of the Calculation Notice, then Seller will be deemed to have irrevocably accepted Purchasers’ calculation of the Purchase Price Adjustment as set forth in the Calculation Notice, in which case, such calculation of the Purchase Price Adjustment will be final and binding on the parties for purposes of this Section 2.2(f).
               (v) If Seller delivers a Dispute Notice to Purchasers within twenty (20) days after delivery of the Calculation Notice, then Purchasers and Seller will attempt in good faith, for a period of 30 days after receipt by Purchasers of the Dispute Notice, to agree on the calculation of the Purchase Price Adjustment for purposes of this Section 2.2(f). Any resolution by Purchasers and Seller during such 30-day period as to any disputed items will be final and binding on the parties for purposes of this Section 2.2(f). If Purchasers and Seller do not resolve all disputed items by the end of 30 days after the date of delivery of the Dispute Notice, then Purchasers and Seller will submit the remaining items in dispute to a mutually agreeable independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Aether, Purchasers, Seller or either Company. If Purchasers and Seller are unable to jointly select such independent accounting firm within 5 days after such 30-day period, Purchasers, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized national standing and each such selected accounting firm will select a third independent accounting firm of recognized national standing, which firm is not the regular auditing firm of Aether, Purchasers, Seller or either Company; provided, that if either Purchasers, on the one hand, or Seller, on the other hand, fail to select such independent accounting firm during this 5-day period, then the parties agree that the independent accounting firm selected by the other party is deemed to be the independent accounting firm selected by the parties for purposes of this Section 2.2(f) (such selected independent accounting firm, whether selected pursuant to this proviso or the preceding sentence, which shall be the sole independent accounting firm rendering the determination in accordance herewith, the “Independent Accounting Firm”). Purchasers and Seller will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute and the resulting EBITDA Calculation and/or Revenues Calculation. Purchasers and Seller will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the items to such firm or as soon thereafter as reasonably practicable. The determinations of the Independent Accounting Firm with respect to the results of the Purchase Price Adjustment, as set forth in its report, will be final and binding on the parties for purposes of this Section 2.2(f). The fees and expenses of the Independent Accounting Firm will be shared by Purchasers, on the one hand, and Seller, on the other hand, in inverse proportion to the relative amounts determined by the Independent Accounting Firm in favor of Purchasers and Seller, respectively.

               (vi) For purposes of complying with this Section 2.2(f), Purchasers and Seller will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the Independent Accounting Firm may request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. Purchasers may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information regarding the Companies provided to the Independent Accounting Firm pursuant to this Section 2.2(f).
               (vii) The Purchase Price Adjustment shall be effected by payment of a pro rata amount at an 11:49 ratio of Aether Common Stock (the “Additional Shares”) to cash, whereby the price per share of Aether Common Stock shall be the Closing Date Stock Price (for the avoidance of doubt, for the purposes of this clause, it is understood that each Additional Share will have the same value as each Initial Share). With respect to the Additional Shares, Purchaser shall deliver (or cause Aether to deliver on its behalf) to its registered transfer agent, with a copy to Seller, an irrevocable letter of instruction, in the same form as the Transfer Agent Instruction, instructing such transfer agent to issue stock certificates, in the name of Seller, evidencing the Additional Shares, provided that one or more such stock certificates shall evidence that number of shares of Aether Common Stock which have a value (based on the Closing Date Stock Price) equal to ten (10%) percent of the Purchase Price Adjustment (the “Additional Escrow Shares”), and the remaining stock certificate(s) shall evidence that number of shares of Aether Common Stock which have a value (based on the Closing Date Stock Price) equal to the Additional Shares minus the value (based on the Closing Date Stock Price) of the Additional Escrow Shares (the “Remaining Additional Shares”). Notwithstanding the foregoing, in the event that, at any time following the Closing Date and on or prior to the date of issuance of such Additional Shares, Aether shall have (a) subdivided its outstanding shares of Aether Common Stock, or (b) combined its outstanding shares of Aether Common Stock into a smaller number of shares of Aether Common Stock, then, in each such event, for all purposes hereof, the Closing Date Stock Price shall be adjusted by multiplying the Closing Date Stock Price by a fraction, the numerator of which shall be the number of shares of Aether Common Stock outstanding immediately prior to such event, and the denominator of which shall be the number of shares of Aether Common Stock outstanding immediately after such event; and in calculating the number of Additional Shares to be issued pursuant to this subsection (vii), such adjusted Closing Date Stock Price shall be used.
               (viii) Within 10 Business Days of the date of the final determination of the Purchase Price Adjustment in accordance with this Section 2.2 (f), (x) the cash portion of the Purchase Price Adjustment shall be paid by Seller by wire transfer of immediately available funds in accordance with Section 2.2(c)(i)(2), (y) the Additional Escrow Shares shall be deposited with the Escrow Agent and retained thereby pursuant to Section 2.2(d), and the Remaining Additional Shares shall be issued and delivered to the Seller at the address set forth in the notice section herein. Such payments of cash and Aether Common Stock will be treated by the parties as an adjustment to the Initial Purchase Price.
               (ix) Final Purchase Price Adjustment. If and to the extent the Consideration Shares, when issued, were not covered by an effective registration statement (such shares, “Unregistered Shares”), in the event that, on the effective date of the Registration Statement filed pursuant to the Registration Rights Agreement (the “Registration Date”), the closing sales price per share of Aether Common Stock as quoted by the Nasdaq Global Market or any other principal trading exchange or market for the Aether Common Stock at that time (the “Registration Statement Closing Price”) is less than the Closing Date Stock Price, there shall be a final adjustment to the Purchase Price, in an amount (such amount, the “True Up Amount”) equal to (x) the Closing Date Stock Price, minus (y) the Registration Statement Closing Price (the “Price Drop”) multiplied by the number of Unregistered Shares issued to Seller hereunder (exclusive of those Unregistered Shares paid or distributed to Purchasers pursuant to the indemnification provisions hereunder). The True Up Amount will be paid to Seller in Aether Common Stock and, if applicable, cash, as follows:
                    (1) With respect to that portion of the Price Drop which is less than or equal to 20% of the Closing Date Stock Price (the “Per Share First Portion”), such amount shall be payable in Aether Common Stock calculated as set forth below. The remainder of the True Up Amount shall be payable in cash.
     The Per Share First Portion shall initially be multiplied by the number of Unregistered Shares (exclusive of those Unregistered Shares paid or distributed to Purchasers pursuant to the indemnification provisions hereunder). The product thereof (the “Aggregate First Portion”) shall then be divided by the Registration Statement Closing Price, and the quotient thereof shall be the number of shares (rounded up to the nearest share) of Aether Common Stock which will be delivered by the Purchasers as provided in clause (3) below (such shares, the “True Up Shares”).
     The remainder of (x) the True Up Amount minus (y) the Aggregate First Portion, if any, shall be payable to Seller in cash within ten (10) Business Days of the Registration Date.
                    (2) With respect to that number of True Up Shares which, in the aggregate, have a value (based on the Closing Date Stock Price) equal to 10% of the True Up Amount (the “Escrow True Up Shares”), such shares shall be deposited with the Escrow Agent and shall be held thereby as part of the Indemnification Holdback as provided herein and in the Escrow Agreement.
                    (3) The Purchasers shall deliver (or cause Aether to deliver on its behalf) to its registered transfer agent, with a copy to Seller, an irrevocable letter of instruction instructing such transfer agent to issue the True Up Shares, in the name of Seller, and to deliver the Escrow True Up Shares to the Escrow Agent to be held thereby in escrow, and to deliver the remaining True Up Shares to the Seller within ten (10) Business Days of the Registration Date.
                    (4) Notwithstanding the foregoing, in the event that, at any time following the Closing Date and on or prior to the date of issuance of such True Up Shares, Aether shall have (a) subdivided its outstanding shares of Aether Common Stock, or (b) combined its outstanding shares of the Common Stock into a smaller number of shares of Aether Common Stock, then, in each such event, for all purposes hereof, the Closing Date Stock Price shall be adjusted by multiplying the Closing Date Stock Price by a fraction, the numerator of which shall be the number of shares of Aether Common Stock outstanding immediately prior to such event, and the denominator of which shall be the number of shares of Aether Common Stock outstanding immediately after such event; and in making all calculations set forth in this subsection (ix), such adjusted Closing Date Stock Price shall be used.
          (g) Registration. The Consideration Shares and the True Up Shares shall have registration rights in accordance with the terms of that certain Registration Rights Agreement, dated as of Closing, in form and substance to be mutually agreed by the parties thereto (“Registration Rights Agreement”), pursuant to which, among other things, Aether shall agree to use its commercially reasonable efforts to file a registration statement on Form S-3, if eligible, or other appropriate form (“Registration Statement”), with the SEC no later than 180 days following the Closing Date covering the Consideration Shares issued hereunder. The True Up Shares issued pursuant to subsection (viii) above shall also have registration rights in accordance with the terms of the Registration Rights Agreement, provided that, to the extent that such shares are not covered by the Registration Statement filed with respect to the Consideration Shares, Aether shall agree to use its commercially reasonable efforts to file a registration statement on Form S-3, if eligible, or other appropriate form, with the SEC no later than 180 days following the date of issuance to Seller of such True Up Shares covering the same.
          (h) Any Aether Common Stock deposited with the Escrow Agent or delivered to the Seller under this Section 2.2 shall be deemed to have been (i) transferred by Aether to the Purchasers immediately prior to the time at which such deposit or delivery is required under this Section 2.2, and then (ii) immediately transferred by the Purchasers to the Escrow Agent or Seller, as required under this Section 2.2.
     2.3 Closing. The closing of the transactions contemplated herein (“Closing”) shall take place as soon as practicable following the satisfaction or waiver of the conditions to Closing set forth in this Agreement, but in any event on or before October 31, 2006, or on such other Business Day as is mutually agreed to by the parties hereto (“Closing Date”), at the offices of Baker & McKenzie LLP in New York, upon compliance with the terms and conditions contained herein, effective as of 12:01 A.M. New York Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER, BRANDS, SUPPORT FUND AND THE SHAREHOLDERS
     As an inducement for Purchasers to enter into this Agreement, as of the date of this Agreement and as of the Closing Date (except as may be specified otherwise with respect to a particular representation or warranty) each of Seller, Brands, Support Fund and the Shareholders hereby jointly and severally represents and warrants (provided that such representations and warranties of Brands and Support Fund shall expire on and as of the Closing, and there shall be no recourse to either of Brands and Support Fund with respect to any such representations and warranties following the Closing) to each of Aether, First Purchaser and Second Purchaser, as follows:
     3.1 Formation and Qualification; Good Standing; Authority. Seller and each Company is duly incorporated or organized, validly existing and in good standing under the laws of the state of its incorporation, organization or formation, as applicable, and has all necessary power and authority, as applicable, to own, operate, license or lease the properties and assets now owned, operated, licensed or leased by it and to carry on its business. Seller and each Company is duly qualified as a foreign limited liability company or corporation, as applicable, to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated, licensed or leased or the nature of its activities makes such qualification necessary, except where the failure to have so qualified would not cause a Material Adverse Effect. Seller has only two members, MAC, which holds 100% of the voting interests of Seller in the form of 80,000 Voting Common Units, and MFD, which holds a preferred equity interest in Seller in the form of 10,000 Class A Nonvoting Preferred Units. Schedule 3.1 contains a correct and complete list of each jurisdiction where each Company and Seller is organized and qualified to do business. The Seller now has, and on the Closing Date will have, the legal right and power to enter into this Agreement and each of the Ancillary Seller Documents, to sell, transfer and deliver the Transferred Property in the manner provided in this Agreement, and to consummate the transactions contemplated hereby and thereby. Each of the Companies now has, and on the Closing Date will have, the legal right and power to enter into this Agreement and each of the Ancillary Seller Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.
3.2 Interests in the Companies; Transferred Property.
          (a) Seller is the sole member and equity interest holder of each Company and owns 100% of the Interests, none of which Interests are certificated or otherwise evidenced by a tangible item. Except for this Agreement, or as contemplated hereby, there are no (i) options (including employee stock options), warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating, or which may obligate, either Company to sell or issue any additional Interests; (ii) obligations of either Company to issue any securities convertible into or exchangeable for Interests of such Company; or (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to either Company. Seller now has, and on the Closing Date will have, good title to all of the Interests, free and clear of all Encumbrances and Interest Encumbrances. Upon the consummation of transactions contemplated by this Agreement, the First Purchaser will be the beneficial owner of 100% of the outstanding limited liability company interests of each Company, free and clear of all Encumbrances and Interest Encumbrances, and will be the sole member of each Company.
          (b) The Relevant Entities have good and marketable title to, or in the case of leased assets, valid leasehold interests in, the Transferred Assets and all other tangible and intangible assets, used or that may be useful in, or otherwise relating to, any of the Business of Brands, the Business of Support Fund and the Business of Seller, free and clear of any Encumbrances, other than Permitted Encumbrances. Upon the consummation of transactions contemplated by this Agreement, the Second Purchaser will own, or in the case of leased assets, have a valid leasehold interest in, all of the Transferred Assets, free and clear of any Encumbrances. Except as described in Schedule 3.2(b) upon the consummation of transactions contemplated by this Agreement, except for the Existing Lease, the Purchasers will collectively own (or, with respect to leased or licensed property, have the unfettered rights to use), either directly or through the Companies, the Transferred Assets and all other tangible and intangible assets, used in the Business of Brands, the Business of Support Fund and the Business of Seller, free and clear of any Encumbrances, other than Permitted Encumbrances.
          (c) Each Company owns or leases all tangible personal property used in or necessary to conduct its business as presently conducted by such Company. Each such item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, is free from patent defects, is suitable for the purposes for which it is presently being used by the Companies and, to Seller’s Knowledge, has been maintained in accordance with normal industry practice.
          (d) The Athlete’s Foot Stores, LLC (“Stores”), a subsidiary of Stores Acquisition LLC, a Delaware limited liability company (“SAL”) and an Affiliate of some of the Relevant Entities, has filed a petition on December 9, 2004 for relief under Chapter 11 of the United States Bankruptcy Code. None of Stores, its bankruptcy estate or SAL own or possess any right to use any tangible or intangible assets used or that may be useful in, or otherwise relating to, any of the Business of Brands, the Business of Support Fund and the Business of Seller. Schedule 3.2(d) sets forth the current status of the SAL bankruptcy. Neither the bankruptcy or similar proceedings relating to Stores, nor any event or set of circumstances which may cause or result in the insolvency or bankruptcy of SAL, or in a proceeding relating thereto, will in any way delay, prohibit or restrict in any manner any of the transactions contemplated hereby.
     3.3 Subsidiaries; Transfer of the Business.
          (a) There are no corporations, partnerships, limited liability companies, joint ventures or other business entities in which either Company owns, of record or beneficially, a direct or indirect equity interest or any right, contingent or otherwise, to acquire the same.
          (b) Other than the Companies and AFME, there are no corporations, partnerships, limited liability companies, joint ventures or other business entities in which Seller owns, of record or beneficially, a direct or indirect equity interest or any right, contingent or otherwise, to acquire the same. Schedule D sets forth all of the tangible and intangible assets of each Relevant Entity (other than Brands or Support Fund). On or prior to the Closing Date, each Relevant Entity (other than Brands or Support Fund) and its respective Affiliates, will have caused (by way of sale, transfer, dividend or such other means), the transfer to the Companies of all tangible and intangible assets (other than the Transferred Property) used or that may be useful in, or otherwise relating to, any of the Business of Brands, the Business of Support Fund and the Business of Seller (collectively, the “AF Business”), all of which assets are set forth in Schedule 3.3(b)(ii), such that following the Closing Date and the consummation of the transactions contemplated by this Agreement, the only assets of Seller and AFME will be those set forth in Schedule 3.3(b)(iii), and Seller, Brands and Support Fund shall, except for the Existing Lease, collectively (i) own all of the tangible and intangible assets that were previously owned by any Relevant Entity or Affiliate thereof, and (ii) have the license to use all of the tangible and intangible assets that any

Relevant Entity or Affiliate thereof had a license to use, which assets are used or useful in, or otherwise relate to, the AF Business.
     3.4 Authority; Enforceability. Each of Seller and the Companies has all necessary right, power and authority to enter into this Agreement and each of the Ancillary Seller Documents and to carry out their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and Ancillary Seller Documents have been duly and validly executed by Seller and each Company or, in the case of any Ancillary Seller Documents to be executed hereafter, such Ancillary Seller Documents will have been duly and validly executed as of Closing. This Agreement and Ancillary Seller Documents each constitute, or in the case of any Seller Ancillary Documents to be executed hereafter, such Ancillary Seller Documents will constitute, Seller’s and each Company’s (to the extent it is a party thereto) respective legal, valid and binding obligations, enforceable in accordance with their terms against Seller and each Company (to the extent it is a party thereto), except that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).
     3.5 Consents; No Conflicts. Except as set forth in Schedule 3.5 (collectively, “Required Consents”), the execution and performance of this Agreement and Ancillary Seller Documents, as the case may be, by Seller and each Company, and the consummation by Seller and each Company of the transactions contemplated hereby and thereby, do not and will not:
          (a) violate or conflict with the certificate of organization, operating agreement, or other organizational documents of Seller and of either Company;
          (b) conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any federal, state, local or foreign governmental authority, agency, official, regulatory or administrative agency or official, or governmental commission, court, tribunal or agency (singularly and collectively, the “Governmental Authority”) applicable to either Company or its assets, property or business, or to Seller or its assets, property or business; or
          (c) conflict with, result in any breach of, constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default under), or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract of either Company and of any agreements of Seller.
     3.6 Organizational Records of each Company. The books of account, minute books and other records of each Company heretofore made available to Purchasers show all limited liability company or corporate action, as applicable, taken by the directors, managers, members and shareholders, as applicable, of such Company (including action taken by consent without a meeting), and no such meeting has been held or limited liability company or corporate action has been taken for which minutes or other appropriate record have not been prepared and are not contained in such minute books. The minute books of each Company heretofore made available to Purchasers by Seller reflect all necessary limited liability company action taken by Seller and each Company to duly and validly authorize this Agreement and the consummation of the transactions contemplated hereby, and no other proceedings on the part of Seller or either Company are necessary to authorize this Agreement and the transactions contemplated hereby. Such minute books have been maintained in accordance with sound business practices and contain true, correct and complete copies or originals of such Company’s certificate of organization and operating agreement and all amendments thereto, or charter, bylaws and other organizational documents, as applicable. At the time of the Closing, all original copies of such books and records will be delivered to the First Purchaser.
     3.7 Financial Statements.

          (a) Financial Statements. Seller has previously delivered to Purchasers financial statements of each Company consisting of audited balance sheets of such Company as at December 31, 2004 and December 31, 2005 and audited statements of income, shareholder’s equity and cash flows of each Company for the fiscal years then ended, together with the notes thereto and the unqualified accountants’ reports thereon (collectively, the “Audited Financial Statements”), and an unaudited balance sheet of each Company as of June 30, 2006 (“Interim Balance Sheet Date”) and unaudited statement of income of each Company for the fiscal period then ended (the “Interim Financial Statements”) (collectively, the Audited Financial Statements and the Interim Financial Statements are referred to as the “Financial Statements”). Prior to the Closing Date, Seller shall have also delivered to Purchasers (x) the audited financial statements of Seller for the fiscal years ended December 31, 2004 and December 31, 2005 (the “Seller Financial Statements”), and (y) a schedule (the “Push Down Schedule) to the Audited Financial Statements indicating adjustments to the Financial Statements results resulting from pushdown accounting treatment.
          (b) GAAP. The Financial Statements and Seller Financial Statements present fairly in all material respects the financial position and results of operations of each Company, or of Seller, as the case may be, in accordance with GAAP (in the case of the Interim Financial Statements, applied consistently with the December 31, 2005 Audited Financial Statements) as of the dates and for the periods set forth therein, subject to normal year-end adjustments, the absence of footnote disclosures and the absence of a statement of cash flows. The Push Down Schedule, as of the date thereof, is true and correct and prepared in accordance with GAAP.
          (c) Absence of Liabilities. On the date hereof, there are no material liabilities or obligations of either Company of any nature, whether liquidated, unliquidated, accrued, absolute, contingent or otherwise that are required by GAAP to be reflected or reserved against on a balance sheet, except for (i) those that are specifically reflected or reserved against as to amount in a balance sheet contained in the Financial Statements or in the notes thereto; (ii) those that are set forth in Schedule 3.7 (which Schedule also sets forth all Indebtedness of each Company); and/or (iii) liabilities or obligations incurred in the ordinary course of the business and in a manner consistent with past practice since the date of the latest applicable Financial Statements. On the Closing Date, the Companies shall have no Indebtedness other than (i) the SPV Notes, which will be satisfied in full as of the Closing pursuant to the terms of the Side Letter; (ii) the outstanding amount of the “Residual Interest Payment” that is owed by Brands to Mica Funding pursuant to the Indenture (the “Residual Interest Payment”), which amount shall have been satisfied by Seller on or prior to Closing; and (iii) the accrued and unpaid management fees that are owed by Brands to Seller pursuant to the Indenture (the “Management Fees”), which Management Fees shall have been forgiven or otherwise satisfied by Seller (and not by Brands) on or prior to Closing; and (iv) the outstanding obligation to UCC Capital Corp. in the aggregate principal amount of One Million Dollars ($1,000,000) plus the outstanding deferred fee balance, which amounts shall have been satisfied by Seller on or prior to Closing.
     3.8 Absence of Certain Changes, Events and Conditions. Subject to information contained in the Financial Statements, since the date of the latest Financial Statements, there has not been any change, development, circumstance or effect that, individually or in the aggregate, has had, is having or could reasonably be expected to have (with the lapse of time, giving of notice or otherwise) a material adverse effect on the business, condition (financial or otherwise), liabilities, assets, operations or results of operations of either of the Companies, individually or taken as a whole (“Material Adverse Effect”); provided, however, that for purposes of this Agreement, in determining whether a Material Adverse Effect has occurred, any adverse change, development, circumstance or effect arising out of or relating to (i) any changes in general business or economic conditions or (ii) changes in the industry in which either Company operates which do not disproportionately impact either Company, will not be considered.
     3.9 Intellectual Property.

          (a) Schedule 3.9(a)(i) attached hereto sets forth an accurate and complete list of all registered trade names, trademarks and service marks that are owned by Seller, Brands, Support Fund and AFME, as applicable (sometimes each such entity referred to individually as the “Relevant Entity” and together, as the “Relevant Entities”) and applications for registration of any such Marks owned by each Relevant Entity (collectively, “Marks”). Schedule 3.9(a)(ii) attached hereto sets forth an accurate and complete list of all unregistered trade names, trademarks and service marks owned by each Relevant Entity (collectively, “Unregistered Marks”). Schedule 3.9(a)(iii) sets forth an accurate and complete list of all copyrights and copyright applications owned by each Relevant Entity (collectively, the “Copyrights”). Schedule 3.9(a)(iv) sets forth an accurate and complete list of all licenses in which each Relevant Entity is a party (collectively, the “Licenses”). Schedule 3.9(a)(v) sets forth an accurate and complete list of (A) all franchise agreements to which each Relevant Entity is a party (collectively, the “Franchises”), and (B) all area agreements to which each Relevant Entity is a party (collectively, the “Area Development Agreements”). Schedule 3.9(a)(vi) sets forth an accurate and complete list of all trade dress owned by each Relevant Entity (collectively, the “Trade Dress”). Schedule 3.9(a)(vii) sets forth an accurate and complete list of all domain names owned by each Relevant Entity (collectively, the “Domain Names”). Schedule 3.9(a)(viii) sets forth an accurate and complete list of all patents and patent applications owned by each Relevant Entity (collectively, the “Patents”). Schedule 3.9(a)(ix) sets forth an accurate and complete list of any and all other intangible property owned by each Relevant Entity, or an Affiliate thereof, which is used in the AF Business (the “Other IP” and, together with the Patents, Support Fund Marketing IP Materials, the Marks, Unregistered Marks, Copyrights, Licenses, Franchises, Area Development Agreements, Trade Dress, Domain Names, the “Intellectual Property”). Except to the extent the same has been transferred to Seller, and constitutes a part of the Transferred Property, the appropriate Relevant Entity has transferred to Brands, and Brands currently (A) owns and possesses all right, title and interest in and to, all Marks, Unregistered Marks, Copyrights, Trade Dress, Domain Names and Patents; and (B) possesses all right, title and interest in and to all Licenses, Franchises and Area Development Agreements. Neither the transfer of the same to Brands or Seller, as applicable, nor the consummation of the transactions contemplated hereby, will alter or impair the rights of Brands or Support Fund to use the Intellectual Property.
          (b) Except as listed in Schedule 3.9(b), (i) no Relevant Entity is currently a defendant in, nor has received a written notice in connection with, any dispute, claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves any Intellectual Property, including, but not limited to, a claim of infringement; (ii) there is currently no pending or, to Seller’s Knowledge, threatened claim of infringement by any Relevant Entity of any other Person’s intellectual property or any continuing infringement by any other Person of any Intellectual Property; and (iii) no Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement to which any Relevant Entity is named or is a party restricting the use thereof by any Relevant Entity or restricting the licensing thereof by any Relevant Entity to any Person.
          (c) Schedule 3.9(c) sets forth an accurate and complete list of all copyrights, agreements with production agencies and other media companies and any and all marketing and similar materials created by or for Support Fund in the last thirty (30) months (collectively, “Support Fund Marketing IP Materials”). Except for the consents set forth in Schedule 3.9(c), which consents shall have been obtained by the appropriate Relevant Entity by the Closing Date, no consent of any such production agency or other media company, or otherwise with respect to the existing Support Fund Marketing IP Materials or the production of additional such materials, is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated hereby will not alter or impair the rights of Support Fund to use the Support Fund Marketing IP Materials.
          (d) Prior to the Closing Date, the Relevant Entities have delivered to Purchasers accurate and complete executed copies of all Licenses, Franchises, Support Fund Marketing IP Materials

and Area Development Agreements. Schedule 3.9(d) hereto sets forth each Athlete’s Foot store located within the United States (identified by store number and address) and the related Area Development Agreement, Operating Agreement or Master Franchise Agreement, as applicable, pursuant to which rights to open and operate such Athlete’s Foot stores are granted by Brands.
          (e) The representations and warranties set forth in (i) Section 3.2 of the Capital Contribution Agreement, dated as of August 1, 2003, between Seller, as transferor, and Brands, as transferee, and (ii) Section 11.16 of the Indenture, dated as of August 1, 2003, between Brands, as issuer, and Wilmington Trust Company, as trustee, are each true and correct (x) as of the date so made, and (y) on the date hereof as if made on the date hereof (except to the extent any such representation or warranty specifically refers to a different date) after giving effect to any updated information which is reflected on any Schedule to this Agreement, and no such updated information shall indicate a Material Adverse Effect. Notwithstanding the foregoing, the closing of SAL shall not constitute a Material Adverse Effect for purposes of this Agreement.
     3.10 Material Contracts.
          (a) Schedule 3.10(a) sets forth all of the following contracts and agreements to which any of Seller or either Company is a party, and amendments thereto through the date of this Agreement, exclusive of such contracts and agreements which are cancelable by Seller or either Company on ninety (90) days or less notice (where such cancellation shall not require payment by either Company of a fee to so cancel, or otherwise in connection with the cancellation of, the same), including, but not limited to:
               (i) any real property leases;
               (ii) any written employment contracts;
               (iii) any indentures, mortgages, notes, loans or credit agreements, or any other contract relating in any way to indebtedness for borrowed money, whether secured or unsecured;
               (iv) any contract that on its face requires payments by or to either Company in excess of $25,000 during any twelve month period; or
               (v) any Franchises and Area Development Agreements
(the items set forth in Section 3.10(a)(i)-(v) above, collectively, the “Material Contracts”).
          (b) Seller and each Company have made available to Purchasers copies of each of the Material Contracts and all amendments thereto. Neither Seller or either Company is in default under or in breach of any of the applicable Material Contracts. No condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default or breach by either Company or Seller of its Material Contracts. To Seller’s Knowledge, except as set forth in Schedule 3.10(b), no counterparty to the Material Contracts is in default or breach under any Material Contract. All Material Contracts are valid and binding legal obligations of the applicable Company, in full force and effect and enforceable against Seller or such Company in accordance with their terms, except that the enforceability of such contracts and agreements may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).
     3.11 Taxes.
          (a) For purposes of this Agreement, the term “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by either Company or Seller, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other similar charges of every kind, character or description imposed by any Governmental Authority or quasi-Governmental Authority (a “Taxing Authority”), together with any interest or any penalty, addition to tax or additional amount imposed thereon or in connection therewith.
          (b) Except as set forth in Schedule 3.11(b) attached hereto, (i) all Tax returns, statements, reports and forms required to be filed on or before the Closing Date with any Taxing Authority by or on behalf of either Company, Seller and AFB (collectively, the “Tax Returns”), have been or shall be filed when due; (ii) neither Company, Seller nor AFB is currently the beneficiary of any extension of time within which to file any Tax return; (iii) as of the time of filing, such Tax Returns were true, correct and complete in all respects; (iv) all Taxes due or payable by either Company, Seller or AFB (whether or not shown as due and payable on such Tax Returns) have been or shall be paid to the appropriate Taxing Authority on or before the Closing Date and there are no grounds for the assertion or assessment of additional Taxes against either Company, Seller or AFB or their assets; (v) there has been no waiver of any statutes of limitation in respect of Taxes or agreement to any extension of time with respect to a Tax assessment or deficiency of either Company, Seller or AFB; (vi) there is no, and during the three (3) year prior to the date hereof there has been no, claim, audit, action, suit or proceeding against or with respect to either Company, Seller or AFB in respect of any Tax; (vii) neither Company, Seller nor AFB has received from any Taxing Authority any formal or informal (x) notice indicating an intent to open an audit or other review, (y) request for information related to Tax matters or (z) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against either Company or Seller; (viii) each Company, Seller and AFB has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, patron, member or other third party; (ix) neither Company, Seller nor AFB is a party to or a partner in any joint venture, partnership or other similar arrangement; (x) each Company or Seller is not liable for any Taxes of any other person or entity whether by contract, operation of law or otherwise, including as transferee as a result of the conversion of AFB to Brands; and (xi) there are no Encumbrances for Taxes upon the assets of either Company or Seller except Encumbrances for current Taxes not yet due.
          (c) No election has ever been filed to treat either Company as an association taxable as a corporation for U.S. federal income tax purposes. Each Company has been disregarded as an entity separate from its owner for its entire existence for U.S. federal income tax purposes.
     3.12 Litigation and Claims. Schedule 3.12 contains a true, complete and correct list of all actions, suits or proceedings (including, without limitation, arbitrations and alternative dispute resolution proceedings), as well as all investigations by any Governmental Authority, pending, or to Seller’s Knowledge, threatened against any Relevant Entity or any of its respective properties or assets which in any way arises out of or relates to the AF Business, any of the Transferred Property or the Assumed Indebtedness. Except as set forth in Schedule 3.12, there are no claims, actions, suits or proceedings (including, without limitation, arbitrations and alternative dispute resolution proceedings), or investigations by any Governmental Authority pending, or to Seller’s Knowledge, threatened against any Relevant Entity or any of its respective properties or assets which in any way arises out of or relates to the business of Brands or Support Fund, any of the Transferred Property or Assumed Indebtedness, nor do the Relevant Entities or any of the Shareholders have any knowledge or any reasonably likely basis or set of circumstances for any such action, suit, proceeding, claim or investigation.
     3.13 Compliance with Laws.
          (a) Except as set forth in Schedule 3.13(a): (i) none of Seller or either Company is in violation of, or has previously violated, any Law, regulation or order or any other requirement of any Governmental Authority applicable to such entity, to any of its respective assets or properties, or to the conduct of its respective business including, without limitation, any franchise or similar laws; and (ii) to Seller’s Knowledge, none of Seller or any Company is under investigation with respect to any violation of any applicable law, regulation, order or requirement relating to any of the foregoing in connection with its respective business.
          (b) Schedule 3.13(b) sets forth an accurate and complete list of each Governmental Authorization that is held by Seller or either Company or that otherwise relates to the business of, or any of the assets owned or used by, Seller or either Company, all of which are valid and in full force and effect and, subject to receipt of the Required Consents, will remain so following the Closing Date. The Governmental Authorizations set forth in Schedule 3.13(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller or each Company to conduct its respective business lawfully in the manner in which it currently conducts such business and to permit Seller or each Company to own and use its respective assets in the manner in which it owns and uses such assets.
          (c) There does not currently exist, nor has there existed at any time during the past five years, any threatened or actual dispute between Seller or either Company and any of its outside accountants, auditors or other financial advisors.
          (d) Neither Seller, either Company nor the nor any of the officers, agents and Affiliates of Seller or either Company, nor any Person acting on behalf of any of them, have made any illegal or improper payment to, or provided any illegal or improper benefit or inducement for, any governmental official, union official, supplier, customer, union or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to either Company or the business of either Company or to engage in any action by or on behalf of any of them in any way or paid any bribe, payoff, influence payment, kickback or other unlawful payment. Neither the Seller, either Company or any of the officers, agents and Affiliates of Seller or either Company or any Person acting on behalf of any of them, have taken any action that violates the Foreign Corrupt Practices Act. Seller and each Company has at all times been in compliance with all applicable Laws relating to export control and trade embargoes. To Seller’s knowledge, no product sold or service provided by Seller or either Company during the last five years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iran, or Libya.
     3.14 Bank Accounts. Seller and the Companies have previously made available to Purchasers a true and complete list of the (a) name of each bank, savings and loan, or other financial institution in which each Company has an account, and the account numbers and names of all persons authorized to draw thereon or having access thereto, and (b) locations of all lock boxes and safe deposit boxes of the Companies and of Seller (to the extent used in any of the Business of Brands, the Business of Support Fund and the Business of Seller) and the names of all persons authorized to draw thereon or having access thereto.
     3.15 Brokers. Except as set forth in Schedule 3.15, neither Seller nor any Company has engaged any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     3.16 Relationships with Affiliates. Except for the Existing Lease and as set forth in Schedule 3.16(a), neither Seller nor any Affiliate of Seller (excluding either Company) (i) has, or on the Closing Date will have, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to either Company’s business; (ii) owes any amounts to either Company that will not be paid as of the Closing Date; or (iii) has or on the Closing Date will have any claim, express or implied, of any kind whatsoever against either Company or any of its assets or properties. Except as set forth in Schedule 3.16(a), neither Seller nor any Affiliate of Seller or either Company owns, or on the Closing Date will own (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has (x) had business dealings or a financial interest in any transaction with either Company or (y) engaged in competition with either Company with respect to any line of the products or services of such Company in any market presently served by such Company, except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.16(b), neither Seller nor any Affiliate of Seller or either Company is a party to any contract or agreement with, or has any claim or right against, either Company.
     3.17 Accounts Receivable. All accounts receivable are reflected properly in the Financial Statements as of the Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such accounts receivable will be current and collectible as of the Closing Date, net of the respective reserve shown in the corresponding line items in the Financial Statements and disclosed in writing to Purchasers, as the case may be. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.
     3.18 Employee Benefit Matters.
          (a) Brands presently does not, and has never had, any employees and, as such, Brands has complied in all respects with the related requirements under the documents it entered into in connection with the Securitization. Schedule 3.18 sets forth an accurate and complete list of all Relevant Entity Plans and identifies each such Relevant Entity Plan that provides for the deferral of compensation and is subject to Section 409A of the Code. A “Relevant Entity Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of any Relevant Entity or any other Person that, together with the Relevant Entity, would be treated as a single employer under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Relevant Entity or ERISA Affiliate has or may have any liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any Pension Plan, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Relevant Entity or ERISA Affiliate (or that has been maintained or contributed to in the last six years by any Relevant Entity or ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of any Relevant Entity or ERISA Affiliate, or with respect to which any Relevant Entity or ERISA Affiliate has or may have any liability.
          (b) The Seller has delivered to the First Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each Relevant Entity Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of each Relevant Entity, (iii) a written description of any Relevant Entity Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Relevant Entity Plan, (v) all insurance policies purchased by or to provide benefits under any Relevant Entity Plan, (vi) all reports submitted since January 1, 2001 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Relevant Entity Plan and financial statements disclosing liability for all obligations owed under any Relevant Entity Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Relevant Entity Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (viii) all notices that were given by any Relevant Entity, any ERISA Affiliate or any Relevant Entity Plan to the IRS, the DOL or any participant or beneficiary, pursuant to statute, since January 1, 2004, (ix) all notices that were given by the IRS or the DOL to any Relevant Entity, any ERISA Affiliate or any Relevant Entity Plan since January 1, 2004, (x) with respect to any Relevant Entity Plan that is a pension plan, as defined in Section 3(3) of ERISA (a “Pension Plan”), that meets or purports to meet the requirements of Section 401(a) of the Code (a

“Qualified Plan”), the most recent determination letter issued by the IRS for each such Relevant Entity Plan and (xi) copies of any written report of any analysis performed with respect to any Relevant Entity Plan under Section 409A of the Code or, if no such written report exists, a written description of any such analysis that has been performed.
          (c) Neither any Relevant Entity nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) Pension Plan subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Relevant Entity Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA. Except as required by COBRA, no Relevant Entity provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Relevant Entity obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
          (d) Each Relevant Entity Plan is and at all times has been maintained, funded, operated and administered, and each Company has performed all of their obligations under each Relevant Entity Plan, in each case in accordance with the terms of such Relevant Entity Plan and in compliance with all applicable laws, including ERISA and the Code. The Relevant Entity has complied in all respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. Each Relevant Entity Plan that provides deferred compensation subject to Section 409A of the Code is in compliance in all respects with Section 409A in form and operation. All nonstatutory stock options granted by a Relevant Entity were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code. All contributions required to be made to any Relevant Entity Plan by applicable law and the terms of such Relevant Entity Plan, and all premiums due or payable with respect to insurance policies funding any Relevant Entity Plan, for any period through the Closing Date, have been timely made or paid in full or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet. All returns, reports and filings required by any Governmental Authority or which must be furnished to any Person with respect to each Relevant Entity Plan have been filed or furnished.
          (e) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Relevant Entity Plan. No Relevant Entity has any liability to the IRS with respect to any Relevant Entity Plan, including any liability imposed by the excise Tax provisions of chapter 43 of the Code. All contributions and payments made or accrued with respect to all Relevant Entity Plans are deductible under Sections 162 or 404 of the Code. There is no unfunded liability under any Relevant Entity Plan. No event has occurred or circumstance exists that may result (i) in an increase in premium costs of any Relevant Entity Plan that is insured or (ii) an increase in the cost of any Relevant Entity Plan that is self-insured. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Proceeding involving, any Relevant Entity Plan or any fiduciary thereof is pending or, to Seller’s Knowledge, is threatened, which could reasonably be expected to result in any liability, direct or indirect (by indemnification or otherwise) of any Relevant Entity to the DOL, the IRS or any Person, and no event has occurred or circumstance exists that may give rise to any such liability. No Proceeding has been concluded that resulted in any liability of any Relevant Entity or any ERISA Affiliate that has not been fully discharged. No Contract with the IRS is being or has been negotiated with respect to any Relevant Entity Plan, no Qualified Plan has been subject to a correction under the Employee Plan Compliance Resolution System as described in Revenue Procedure 2003-44 (or any successor Revenue Procedure) and no Relevant Entity Plan has been submitted to the DOL under its voluntary fiduciary correction program.
          (f) Each Qualified Plan of each Relevant Entity has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. No event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.
          (g) Each Relevant Entity has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. Except as set forth in Schedule 3.18(g), each Relevant Entity Plan sponsored by each Relevant Entity permits assumption thereof by First Purchaser or its subsidiaries upon Closing without the consent of the participants or any other Person.
          (h) The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Relevant Entity Plan or constitute a “deemed severance” or “deemed termination” under any Relevant Entity Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Relevant Entity. No Relevant Entity has made or has become obligated to make, and no Relevant Entity will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local law), nor will any Relevant Entity be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.
     3.19 Employment and Labor Matters.
          (a) Subject to the first sentence of Section 3.18(a), Schedule 3.19 sets forth an accurate and complete list of all employees and independent contractors currently performing services for each Relevant Entity, including each employee on leave of absence or layoff status, along with the position, date of hire or engagement, compensation and benefits, scheduled or contemplated increases in compensation, scheduled or contemplated promotions, accrued but unused sick and vacation leave and service credited for purposes of vesting and eligibility to participate under any Relevant Entity Plan with respect to such Persons. To Seller’s Knowledge, no director, officer, key employee or group of employees of any Relevant Entity intends to terminate his, her or their employment with such entity within the 12-month period following the Closing Date (except for the terminations of certain existing employment agreements referred to in Section 6.3(d)).
          (b) Neither any Relevant Entity nor any ERISA Affiliate is, or has been, a party to or bound by any collective bargaining, works council or other Contract with any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by either Company or ERISA Affiliate. Seller has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council or other labor organization or group of employees with respect to any employees of any Relevant Entity. There is no union, works council, or other labor organization, which, pursuant to applicable law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
          (c) Since January 1, 2001, no Relevant Entity has experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to Seller’s Knowledge is any such action threatened. To Seller’s Knowledge, no event has occurred or circumstance exists that may give rise to any such action, nor does any Relevant Entity contemplate a lockout of any employees.
          (d) Each Relevant Entity has complied in all respects with all applicable laws and its own policies relating to labor and employment matters, including fair employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, the payment of social security and similar Taxes, occupational safety and plant closing.
          (e) There is no Proceeding pending or, to Seller’s Knowledge, threatened against or affecting any Relevant Entity relating to the alleged violation by any Relevant Entity (or its directors or officers) of any law pertaining to labor relations or employment matters. No Relevant Entity has committed any unfair labor practice, nor has there has been any charge or complaint of unfair labor practice filed or, to Seller’s Knowledge, threatened against any Relevant Entity before the National Labor Relations Board or any other Governmental Authority. There has been no complaint or charge of discrimination filed or, to Seller’s Knowledge, threatened, against any Relevant Entity with the Equal Employment Opportunity Commission or any other Governmental Authority.
          (f) Since January 1, 2001, no Relevant Entity has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local law, and no such action will be implemented without advance notification to the Purchasers. Schedule 3.19 sets forth an accurate and complete list of all individuals whose employment with any Relevant Entity has terminated during the 90-day period prior to the date of this Agreement.
     3.20 Environmental, Health and Safety Matters.
          (a) Each Company and Seller is, and for the last five years has been, in material compliance with all, and not subject to any material Liability (whether directly or indirectly, by imputation under the Franchises or by virtue of its relationship with an Affiliate or otherwise) under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, each Company and its respective Affiliates have obtained and complied in all material respects with all applicable Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their facilities and the operation of their businesses. An accurate and complete list of all such material Governmental Authorizations is set forth in Schedule 3.20.
          (b) Neither Seller nor either Company has received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law that remains unremedied or (ii) any Liability or potential Liability that remains unremedied, including any investigatory, remedial or corrective obligation, relating to Seller or either Company or any real property leased by Seller or either Company (for purposes of this section, “Leased Real Property”) or other property or facility currently or previously owned, leased, operated or controlled by Seller or either Company arising under any Environmental Law or Occupational Safety and Health Law.
          (c) No Hazardous Material, contamination, landfill, surface impoundment, disposal area or underground storage tank is present or, to Seller’s Knowledge, has ever been present at any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by either Company, except in compliance with Environmental Law.
          (d) Neither Seller nor either Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that has given or is reasonably likely to give rise to any material Liability, including any material Liability for response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, or any other Environmental Law or Occupational Safety and Health Law.
          (e) Neither Seller nor either Company has, either expressly or by operation of Law, assumed or undertaken any material Liability, including any material obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
          (f) No event or circumstance relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, Seller or either Company is reasonably likely (i) to prevent, hinder or limit continued compliance in all material respects with any Environmental Law or Occupational Safety and Health Law, (ii) to give rise to any material investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law, or (iii) to give rise to any other material Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of Hazardous Materials, personal injury, property damage or natural resources damage.
          (g) Schedule 3.20 sets forth an accurate and complete list of, all environmental reports, investigations and audits possessed or initiated by either Company or by Seller that were obtained from, or conducted by or on behalf of either Company or Seller, any Governmental Authority or any other third party during the past five years and relating to properties and facilities currently or previously owned, leased, operated or controlled by either Company, and accurate and complete copies of all such documents have been delivered to Purchasers.
          (h) Neither this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, will result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or other third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
     3.21 Insurance. Schedule 3.21 sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by each Company, or under which either Company has been the beneficiary of coverage at any time within the past five years. Schedule 3.21 further sets forth an accurate and complete list of all claims asserted by or on behalf of either Company pursuant to any such certificate of insurance, binder or policy in the past five years, and describes the nature and status of the claims. Neither Company has failed to give in a timely manner any notice of any claim that may be insured under any certificate of insurance, binder or policy required to be listed in Schedule 3.21 and there are no outstanding claims which have been denied or disputed by the insurer. The certificates of insurance, binders and policies set forth in Schedule 3.21 (taken together) (collectively, “Insurance Policies”) are of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to fully insure the Companies against insurable losses, damages and claims to their respective businesses, properties, assets and operations. Neither Company is in material default under or in material breach of any of its Insurance Policies. To Seller’s Knowledge, no condition exists or has occurred which, with the giving of notice or the lapse of time, or both, would constitute a material default or material breach by either Company of its Insurance Policies. To Seller’s Knowledge, no counterparty to the Insurance Policies is in material default or material breach thereunder, and all premiums under the Insurance Policies have been paid through the date of this Agreement and will have been paid through the Closing Date.
     3.22 Investment Representations.
          (a) Seller is acquiring the Consideration Shares and True Up Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the transfer of the Consideration Shares and True Up Shares has not been registered under the Securities Act by reason of a specific exemption from the registration provision of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of Seller’s investment intent and the accuracy of Seller’s representation as expressed herein.
          (b) Seller acknowledges that the Consideration Shares and True Up Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of equity purchased in a private placement subject to the satisfaction of certain conditions.
          (c) Seller has had an opportunity to discuss the business, management and financial affairs of Aether and its subsidiaries with Aether’s senior officers and directors and has received all information it considers necessary or appropriate for deciding whether to purchase the Consideration Shares and True Up Shares. Seller has also had an opportunity to ask questions of managers, officers and employees of Aether and its subsidiaries.
          (d) As of the date of this Agreement, Seller has only two members and MAC has not more than four shareholders. The names of MAC’s shareholders and the Seller’s members are set forth in Schedule 3.22(d) hereto. Seller acknowledges that it and each of its members and MAC’s shareholders has knowledge and experience in financial and business matters, that it and each of its shareholders is capable of evaluating the merits and risks of an investment in the Consideration Shares and True Up Shares (including, with respect to its members and MAC’s shareholders, an indirect investment by virtue of such member’s or shareholder’s investment in Seller), and that it and each of its members and MAC’s shareholders can bear the economic risk of an investment in the Consideration Shares and True Up Shares.
     3.23 Support Fund.
          (a) Schedule 3.23 sets forth detailed information relating to the transfers of funds by any party to and from Support Fund since January 1, 2004, including the amounts, dates, the recipients or payors, as the case may be, and any applicable use obligations with respect to such funds. All such funds were used or applied in such manner so as ensure compliance with the terms and conditions of the Franchises and with the applicable state, federal and foreign Law relating to such Franchises.
          (b) As of the Closing Date, Support Fund shall have cash on hand in excess of its Liabilities.
     3.24 Franchise Agreements and Area Development Agreements. As of the Closing Date, Seller shall have taken, or caused to be taken, all appropriate actions in accordance with all applicable requirements of Law with respect to the Franchises, the Area Development Agreements and the Brands UFOC, to ensure that the consummation of the transactions contemplated hereby will not alter or impair any of the Franchises and the Area Development Agreements or the ability of the Companies to continue to do business in the same way as prior to the Closing. Such appropriate actions include, but are not limited to, filing all required amendments to the Brands UFOC already filed with the relevant state agencies and ensuring that all such filed amendments are in compliance with the NASAA Uniform Franchise Offering Circular Guidelines at the time of filing. Each of the Franchises and Area Development Agreements will remain valid, and in full force and effect, following consummation of the transactions contemplated hereby.
     3.25 Disclosure. The representations, warranties and statements of fact contained in this Agreement or otherwise furnished in writing or made available by or on behalf of any of Seller, Brands, Support Fund, the Shareholders and the Companies to any of Aether and Purchasers in connection with the transactions contemplated by this Agreement and the Ancillary Seller Documents do not contain any untrue statement of a material fact nor omit to state any material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they were made, not misleading. To

Seller’s Knowledge, there is no fact that has specific application to either Company (other than general economic or industry conditions) and that could have a Material Adverse Effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of either Company that has not been set forth in this Agreement or the Ancillary Seller Documents. This representation shall not be affected by any investigation made by or on behalf of any of Aether or Purchasers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AETHER AND PURCHASERS
     As an inducement to Seller to enter into this Agreement, as of the date of this Agreement and as of the Closing Date (except as may be specified otherwise with respect to a particular representation or warranty) Aether, the First Purchaser and the Second Purchaser, jointly and severally, represent and warrant to Seller that, except as set forth in the materials, reports and documents filed by Aether under the Securities Act and the Exchange Act:
     4.1 Incorporation and Authority of Aether and Purchasers. Each of Aether, the First Purchaser and the Second Purchaser is organized, validly existing and in good standing under the laws of its incorporation, organization or formation and has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Purchaser Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and Ancillary Purchaser Documents to which it is a party have been (or in the case of any Ancillary Purchaser Documents to be executed hereafter, such Ancillary Purchaser Documents will be) duly and validly authorized, executed and delivered by Aether, the First Purchaser and the Second Purchaser, and (assuming due authorization, execution and delivery by the Companies) each constitutes (or in the case of any Ancillary Purchaser Documents to be executed hereafter, such Ancillary Purchaser Documents will constitute) a legal, valid and binding obligation of Aether, the First Purchaser and the Second Purchaser, as applicable, enforceable against Aether, the First Purchaser and the Second Purchaser, as applicable, in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect, if any, of general principles of equity.
     4.2 No Conflicts. The execution, delivery and performance of this Agreement and Ancillary Purchaser Documents to which it is a party by Aether, First Purchaser and Second Purchaser do not and will not (a) violate or conflict with the certificate of incorporation or bylaws or other organizational documents of Aether, First Purchaser and Second Purchaser, as applicable; (b) except as would not have an Aether Material Adverse Effect, conflict with or violate any law, rule or regulation of, or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, any Governmental Authority; or (c) conflict with, result in any breach of, constitute a default under (or constitute an event which with the giving of notice or lapse of time, or both, would become or result in a conflict, breach or default under), any agreement or obligation to which Aether, First Purchaser or Second Purchaser is a party or subject and which would affect Aether’s or such Purchaser’s ability or authority to consummate the transactions contemplated hereby or result in an Aether Material Adverse Effect.
     4.3 Litigation and Claims. There are no claims, actions, suits, arbitrations, inquiries, audits, proceedings or investigations by or against Aether, First Purchaser or Second Purchaser or any of their respective assets or properties for which Aether, First Purchaser or Second Purchaser has received notice pending before any Governmental Authority or, to the knowledge of Aether, First Purchaser or Second Purchaser, threatened to be brought against Aether, First Purchaser or Second Purchaser by or before any Governmental Authority.

     4.4 Brokers. Except as set forth in Schedule 4.4 attached hereto, none of Aether, First Purchaser or Second Purchaser has engaged any broker, finder or investment banker in connection with the transactions contemplated by this Agreement.
     4.5 Financing. Aether or Purchasers have all funds necessary to pay the Cash Consideration in full on the Closing Date, there being no financing condition to Closing.
     4.6 SEC Documents and Other Reports.
          (a) Aether has timely filed with the SEC the Aether SEC Documents required to be filed by it under the Securities Act and the Exchange Act. As of their respective filing dates (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Aether SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), the Aether SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Aether SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Aether SEC Documents. The financial statements of Purchasers (if any) included in the Aether SEC Documents complied as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the condensed consolidated financial position of Purchasers and their respective subsidiaries as at the dates thereof and the condensed consolidated results of their operations and their condensed consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).
          (b) Since December 31, 2005, there has been no change in Aether’s internal control over financial reporting or disclosure controls and procedures that constitutes a “material weakness” or would cause Aether to be unable to conclude that such internal control or disclosure controls and procedures are no longer effective. Notwithstanding the foregoing, Aether is currently in the process of incorporating the internal controls and procedures of UCC Capital Corp. (“UCC”), which Aether acquired in June 2006, into its internal controls over financial reporting and extending its Section 404 compliance program under the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations under such Act to include UCC.
     4.7 Capitalization.
          (a) The authorized capital stock of Aether consists of 1,000,000,000 shares of Aether Common Stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, the only shares of capital stock of Aether that are issued and outstanding are 47,434,296 shares of Aether Common Stock, all of which were validly issued and are fully paid and non-assessable. Except as set forth herein and in the Aether SEC Documents, there are no (i) outstanding or authorized options, warrants, subscriptions, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of Aether providing for the purchase, issuance or sale of any equity interest of Aether, (ii) outstanding stock appreciation, phantom stock or similar rights with respect to Aether, (iii) obligation of any kind to issue any capital stock of Aether to any Person, or (iv) voting trusts, proxies or other agreements, or understandings with respect to the voting of the capital stock of Aether.

          (b) The Aether Common Stock is traded on the Nasdaq Global Market. No other shares of capital stock of Aether or any of its subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange or granted on an over-the-counter system. Aether has received no communication, written or oral, from Nasdaq indicating its intention to remove the Aether Common Stock from trading.
     4.8 Absence of Material Adverse Change. Except as disclosed in the documents filed by Aether with the SEC and publicly available prior to the date of this Agreement, since August 4, 2006, with respect to Aether and its subsidiaries, there has not been any change, development, circumstance or effect that, individually or in the aggregate, has had a material adverse effect on the business, condition (financial or otherwise), liabilities, assets, operations or results of operations of Aether and its subsidiaries taken as a whole (“Aether Material Adverse Effect”); provided, however, that for purposes of this Agreement, in determining whether an Aether Material Adverse Effect has occurred, any adverse change, development, circumstance or effect arising out of or relating to any of the following shall not be considered: (i) changes in general business or economic conditions; (ii) changes in the industry in which Aether operates; (iii) any fluctuations in value of Aether’s portfolio of mortgage-backed securities and/or (iv) the announcement or performance of the transactions and obligations contemplated hereby.
     4.9 Aether Common Stock. All of the Aether Common Stock issuable in accordance with this Agreement or any Ancillary Purchaser Document will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.
     4.10 Taxes. Except as set forth in Schedule 4.10 hereto:
          (a) The Aether Tax Returns have been or shall be filed when due, including any extension periods granted.
          (b) As of the time of filing, such Aether Tax Returns were true, correct and complete in all material respects and all Taxes shown as due or payable on such Aether Tax Returns have been or shall be paid to the appropriate Taxing Authority on or before the Closing Date.
          (c) There is no, and during the three (3) year prior period to the date hereof there has been no, claim, audit, action, suit or proceeding against or with respect to Aether or any of its subsidiaries, including Purchasers, in respect of any Tax.
          (d) There are no Encumbrances for Taxes upon the assets of Aether or any of its subsidiaries, including Purchasers, except Encumbrances for current Taxes not yet due.
ARTICLE V
ADDITIONAL COVENANTS
     5.1 Conduct of Business.
          (a) From the date hereof through the Closing Date, Seller covenants and agrees that it shall, and it shall cause each Company to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, no Company will: (i) issue any Interests or other equity interests, (ii) incur any Indebtedness except in the ordinary course of business consistent with past practice or except for borrowings under existing credit facilities, (iii) subject any assets of either Company to any Encumbrance except in the ordinary course of business consistent with past practice, (iv) adopt or propose any change in its certificate of organization, operating agreement, charter or bylaws, as applicable, (v) merge or consolidate with any other Person or acquire a material amount of assets of any other Person outside the ordinary course of business, or (vi)

sell, lease, license or otherwise dispose of any assets or property except (1) pursuant to existing contracts or commitments or (2) in the ordinary course of business.
          (b) From the date hereof through the Closing Date, Seller covenants and agrees that it shall, and it shall cause each Company to, give prompt written notice to Aether of all material developments relating to the AF Business.
     5.2 Access to Information. From the date hereof through the Closing Date, upon reasonable prior notice, during normal business hours of Seller, Seller agrees to (i) provide Aether and Purchasers and their accountants, legal counsel, investment bankers, financial sources and other representatives with reasonable access to each Company’s properties, facilities, books, records, financial data, contracts and other materials of each Company, Seller and MAC for the purpose of Aether and Purchasers conducting an investigation, analysis and review of each Company and (ii) make available to such parties such financial data and other information relating to each Company, Seller and MAC as such Persons may reasonably request. Aether and Purchasers hereby agree to keep all such information confidential and not to disclose any such information to others, except as may be permitted hereunder.
     5.3 Consents; Satisfaction of Closing Conditions. The Seller will use commercially reasonable efforts to obtain all Required Consents. Purchasers shall provide reasonable cooperation in obtaining the Required Consents. For avoidance of doubt, except for statutory or administrative fees mandated by law or regulation, no party’s obligations under this Section 5.3 shall include an obligation to pay any amounts to any vendor or other third party, other than Seller’s and the applicable Company’s obligations to pay such amounts as are currently being paid to such vendor or third party in the ordinary course of business consistent with past practice pursuant to the applicable contract or agreement between the applicable Company and such vendor or third party.
     5.4 Transfer Taxes. All Transfer Taxes in the aggregate amount up to $50,000 shall be borne and paid by Purchasers, and the remaining Transfer Taxes shall be borne and paid by Seller, in each case, as applicable and when due.
     5.5 Confidentiality and Public Announcements. Between the date of this Agreement and Closing, except to the extent that a party is advised by its counsel that it is required by applicable law (including, without limitation, the rules of The Nasdaq Stock Market, Inc. and securities laws applicable to Aether), and except, upon prior notice to Seller thereof, for one or more articles in magazines and similar publications that may be authorized by Aether, none of Aether, Purchasers, Seller or either Company shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of Aether, Purchasers and Seller; and, in the event any such public announcement, release or disclosure is required by applicable law (including, without limitation, the rules of the Nasdaq and securities laws applicable to Aether), Aether will provide Seller reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each of Aether, Purchasers, and Seller acknowledge and agree that Aether shall be required to file with the SEC a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.
     5.6 Hart-Scott-Rodino Filing. Within five business days following the execution and delivery of this Agreement, Seller and Purchasers will, if required, each use commercially reasonable efforts to file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their respective commercially reasonable efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require Purchasers to enter into any agreement, consent decree or other commitment requiring Purchasers or any of its Affiliates (including for this purpose both Companies) to divest (including through the granting of any license rights) or hold separate any assets or to take any other action that would have an adverse effect on the business, assets, properties, liabilities, condition

(financial or otherwise), operating results, operations or business prospects of Purchasers or any of their respective Affiliates (including for this purpose both Companies). Seller, on the one hand, and Purchasers, on the other hand, shall share equally the fees paid or payable to Governmental Authorities resulting from, or otherwise relating to their compliance with this Section 5.6.
     5.7 Certain Tax Matters.
          (a) Allocation of Purchase Price. Based upon a valuation prepared at the request of the Purchasers by an independent appraisal firm, Seller and Purchasers agree to allocate the aggregate purchase price for the Transferred Property in the manner set forth in a schedule in form to be agreed by Seller and Purchasers and to be delivered jointly by the parties within 30 days of the date hereof, which schedule shall be prepared in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder. Seller and the Purchasers hereby agree to timely file any information that may be required to be filed pursuant to Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 5.7(a) in connection with the preparation of IRS Form 8594 as such form relates to the transactions contemplated by this Agreement. Neither Seller nor the Purchasers shall file any Tax Return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 5.7(a) except as may be adjusted by subsequent agreement following an audit by the IRS or court decision.
          (b) Seller shall prepare and file all of the Companies’ Tax Returns for periods ending on or prior to the Closing Date and shall pay to the relevant Taxing Authority all Taxes shown as due thereon. Sellers shall prepare, or cause to be prepared, such Tax Returns using accounting methods and other practices that are consistent with those used by the Companies in their prior Tax Returns.
          (c) Purchasers shall prepare and file, or cause to be prepared and filed, all of the Companies’ Tax Returns for all taxable years or periods ending after the Closing Date, and Purchasers will pay, or cause to be paid, all Taxes shown as due thereon; provided that with respect to any Straddle Period, Purchasers will be entitled to indemnification as set forth in Section 7.2 but only for Taxes attributable to the portion of such period ending on the Closing Date. For purposes hereof, the term “Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.
          (d) Cooperation. Aether, each of the Purchasers and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records during normal business hours) relating to each Company as is reasonably necessary for the filing of any Tax Return or for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Likewise, Aether, each of the Purchasers and Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records during normal business hours) relating to each Company as is reasonably necessary for the preparation of any financial statements or audits pertaining to each Company or Seller. Seller and Buyer, individually and on behalf of each of their Affiliates, hereby agree to use all commercially reasonable efforts to cooperate and assist one another as necessary for the filing of any Tax Return related to each Company. Each of the Purchasers and the Companies, as applicable, shall retain in its possession, and shall provide Seller reasonable access to (including the right to make copies of), all books and records and any other materials relevant to Tax matters relating to any Taxable period ending on or prior to the Closing Date until the relevant statute of limitations applicable to Seller and such Company has expired. After such time, Purchasers may dispose of such material, provided that prior to such disposition Purchasers shall give Seller a reasonable opportunity to take possession of such materials.
     5.8 Expenses.

          (a) Expenses of Aether and Purchasers. Except as otherwise specifically provided for herein, all expenses incurred by Aether and Purchasers in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Aether and Purchasers (collectively, “Purchaser Expenses”) shall be paid by Aether or the Purchasers, as applicable; provided, however, that in the event that this Agreement is terminated by a Purchaser pursuant to Sections 8.1(b), 8.1(d) (in the event of intentional delay or fault of Seller or the Shareholders), or 8.1(e) (subject, in each case, to Section 8.1(f)), then Seller shall pay all Purchaser Expenses. Notwithstanding the foregoing, if a Purchaser shall terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(e) based upon (x) a breach of this Agreement by Seller, (y) a Material Adverse Effect, or (z) a determination by a Purchaser not to consummate the transactions contemplated hereby pursuant to Section 8.1(e), and any such breach, Material Adverse Effect or determination is as a result of the occurrence of an Extraordinary Event, then in any such case, Seller shall not be required to pay Purchaser Expenses, and, if Purchasers shall so elect to do the same, the parties shall in good faith renegotiate the Purchase Price and such other provisions of this Agreement as shall be elected by Purchasers.
          (b) Expenses of Seller. Except as otherwise specifically provided for herein, all expenses incurred by Seller in connection with the authorization, negotiation, preparation, execution and performance of this Agreement and the other agreements referred to herein, including without limitation, all fees and expenses of agents, representatives, brokers, counsel and accountants for Seller (collectively, “Seller Expenses”) shall be paid by Seller; provided, however, that in the event that both Seller on the one hand and Purchasers on the other hand, have satisfied all of the preconditions to the Closing (or the relevant party has waived the same), and Purchasers then intentionally fail to so close and purchase the Transferred Property, then only in such case, Purchasers hereby agree to pay all of Seller Expenses.
     5.9 Further Assurances. At any time on or after the Closing Date, each party will execute and deliver any further assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by another party to carry out the purposes of this Agreement.
     5.10 Registration Rights Agreement. At Closing, Aether shall execute and deliver the Registration Rights Agreement.
     5.11 Termination of Existing Management Agreement; New Management Agreement. Seller and Brands shall terminate the Existing Management Agreement, effective as of the Closing Date, and Second Purchaser and Brands shall enter into the New Management Agreement.
     5.12 Certain Employment Agreements.
          (a) Each of Amschler, Brannon and Camacho shall have executed and delivered to Second Purchaser an Employment Agreement, in forms and substance to be mutually agreed by the parties thereto, (the foregoing, together with the Corliss Agreement, collectively, the “Employment Agreements”); and
          (b) Corliss shall have executed and delivered to First Purchaser an Employment Agreement in the form and substance to be mutually agreed by the parties thereto (the “Corliss Agreement”).
          (c) Aether shall have executed and delivered to Corliss a warrant to purchase 500,000 shares of Common Stock (the “Corliss Warrant”), which Corliss Warrant shall be dated and effective as of the Closing Date and shall be in form and substance to be mutually agreed by the parties thereto.
     5.13 Hiring of Approved Employees. Second Purchaser shall hire the approved employees of Seller that are listed in Schedule 1.2, on such terms and subject to such conditions as may be offered by Second Purchaser in its sole discretion.

     5.14 Voting Agreements.
          (a) Seller shall enter into a voting agreement in respect of the shares of Aether Common Stock issuable pursuant hereto in form and substance to be mutually agreed by the parties hereto (“Seller Voting Agreement”) and Seller shall execute a securityholder questionnaire in form and substance to be mutually agreed by Seller and Aether (“Seller Securityholder Questionnaire”).
          (b) Corliss shall enter into a voting agreement in respect of the shares of Aether Common Stock issuable to Corliss pursuant to the Corliss Warrant in form and substance to be mutually agreed by the parties hereto (the “Corliss Voting Agreement”) and Corliss shall execute a securityholder questionnaire in form and substance to be mutually agreed by Seller and Aether (“Corliss Securityholder Questionnaire”).
     5.15 No Shop. From the date of this Agreement until the earlier to occur of the Closing Date or termination of this Agreement in accordance with Article VIII hereof, none of Seller or either Company will (nor will Seller or either Company permit or authorize, as applicable, any of their respective Affiliates, directors, officers, employees, agents, consultants and other advisors and representatives to), directly or indirectly:
          (a) solicit, initiate, encourage or entertain any inquiry or the making of any proposal or offer;
          (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any contract; or
          (c) furnish to any Person any non-public information or grant any Person access to its properties, books, contracts, personnel and records for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations;
          (d) in each case regarding any business combination transaction involving either Company or any other transaction to acquire all or any part of the business, properties or Intellectual Property of either Company, any amount of the capital stock or other equity interests of either Company (whether or not outstanding), or any of the Transferred Assets, whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with Purchasers (any such transaction, an “Alternative Transaction”).
The Seller and each Company will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with Purchasers) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If either Company, Seller or any of their respective Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, such Company or Seller, as applicable, will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify Purchasers thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Purchasers may reasonably request. For the avoidance of doubt, the amounts payable to Aether or the Purchasers as a result of any violation by the Seller and each Company of this Section 5.15 shall not be limited to the amount of the Break-Up Fee set forth in Section 8.3.
     5.16 Compliance with Bulk Sales Laws. Seller and Purchasers waive compliance with the provisions of any applicable bulk sales laws; provided, however, that Seller hereby covenants and agrees to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against any of Aether, Purchasers, the Companies or the Transferred Assets by reason of such noncompliance, and to indemnify, defend and hold harmless the Purchaser Indemnified Parties (as defined below) from and against any and all such claims, and to take promptly all necessary action to remove any Encumbrance which may be placed on the Transferred Assets by reason of such noncompliance.
     5.17 Filing of the Aether Proxy Statement. Aether hereby covenants and agrees to use its reasonable efforts to cause the Aether Proxy Statement to be filed with the SEC within a reasonable period of time following the date of this Agreement.
     5.18 Schedules. The parties hereby agree that Seller and each Company may, and may cause their appropriate respective officers, employees and professional advisers to, update Schedule 3.9(a)(i), Schedule 3.9(c), Schedule 3.9(d) and Schedule 3.10 to this Agreement to reflect changes that only may occur in the ordinary course of the AF Business between the date of this Agreement and the Closing Date, provided, however, that if any such update to a Schedule reflects an item or event that constitutes either a Material Adverse Effect, or a breach by Seller of a covenant hereunder, the provision of such update to the Schedule shall not waive or cure such breach, nor be deemed an acceptance by Purchasers of such Material Adverse Effect, and Purchasers retain in all respects their rights hereunder with respect to a change that constitutes a Material Adverse Effect, a breach, or misrepresentation of Seller resulting from, or otherwise indicated by, such update.
     5.19 Each of Seller and the Shareholders (i) hereby acknowledges and agrees that, following the Closing, management of the Companies and of the Purchasers and Aether, and any other Affiliates thereof, including the officers and directors and members thereof may from time to time, effect such modifications and changes to the business, operations and/or structure or otherwise of the Companies, as such management may see fit, and (ii) hereby covenants not to, nor to cause or permit their respective Affiliates to, institute any action, suit, claim or proceeding following the Closing against or involving any of Aether, the Purchasers or either Company, with respect to the failure of Seller to have earned a Purchase Price Adjustment (or any particular amount thereof).
     5.20 Not later than five Business Days following execution of this Agreement by the parties hereto, Seller or Brands, as applicable, shall prepare, or cause to be prepared, amendments to the Uniform Franchise Offering Circular and shall file, or cause to be filed, the same with the relevant state and federal agencies with a request that the effective date of such amendment be deferred until the Closing Date. As of the Closing Date, the Uniform Franchise Offering Circular, as so amended, shall be delivered by Seller or Brands, as applicable, to any prospective franchisee that has not yet signed a Franchise or an Area Development Agreement and paid the initial franchise fee thereunder.
ARTICLE VI
CONDITIONS TO CLOSING
     6.1 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date (or on such other date as may be agreed by the parties), of each of the following conditions.
          (a) The representations and warranties of Aether and Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for those representations and warranties which are qualified by materiality, in which case they shall be true and correct in all respects). All the covenants contained in this Agreement to be complied with by Aether or Purchasers on or before the Closing Date shall have been complied with in all material respects. The Seller shall have received a certificate certifying as to the matters set forth in this Section 6.1(a) signed by a duly authorized officer of each of Aether and Purchasers and an incumbency certificate with respect to officers of Aether and Purchasers executing documents or instruments on behalf of Purchasers.

          (b) There shall not be pending or threatened any action, proceeding or investigation before any Governmental Authority or be any pending action by any other Person, in which it is sought to restrain or prohibit, or obtain material damages in connection with, the consummation of the transactions contemplated by this Agreement.
          (c) No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.
          (d) All filings shall have been made and all approvals shall have been obtained as may be required pursuant to applicable law prior to the consummation of the transactions contemplated by this Agreement, including, without limitation, the required approvals under the HSR Act (or the waiting period shall have expired or been terminated under the HSR Act) and all actions by or in respect of, or filings with, any Governmental Authority or any other Person required to permit the consummation of the transactions contemplated by this Agreement, including without limitation, the Required Consents, shall have been received and shall be in full force and effect.
          (e) Aether and Purchasers shall, as applicable, have executed and delivered to Seller, or caused the execution and delivery to Seller of, the deliverables set forth in Section 6.4.
     6.2 Conditions to Obligations of Aether and Purchasers. The obligations of Aether and Purchasers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date (or on such other date as may be agreed by the parties), of each of the following conditions:
          (a) Representations and Warranties; Covenants Performed; Seller’s Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except for such representations and warranties that speak as of a specified date, which shall be true and correct in all respects as of such date). All the covenants contained in this Agreement to be complied with by Seller on or before the Closing Date shall have been complied with in all material respects. Purchasers shall have received a certificate certifying as to the matters set forth in this Section 6.2(a) signed by a duly authorized officer of Seller and an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller.
          (b) Seller shall have executed and delivered to First Purchaser an Assignment and Assumption Agreement evidencing the transfer, free and clear of all Encumbrances and Interest Encumbrances, of all of the Interests by Seller to First Purchaser hereunder, which shall be in the form of Exhibit 6.2(b) (the “Assignment and Assumption Agreement”).
          (c) There shall not be pending or threatened any action, proceeding or investigation before any Governmental Authority or be any pending action by any other Person, in which it is sought to restrain or prohibit, or obtain material damages in connection with, the consummation of the transactions contemplated by this Agreement.
          (d) No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.
          (e) All filings shall have been made and all approvals shall have been obtained as may be required pursuant to applicable law prior to the consummation of the transactions contemplated by this Agreement, including, without limitation, the required approvals under the HSR Act (or the waiting period shall have expired or been terminated under the HSR Act) and all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement, including without limitation, the Required Consents, shall have been received and shall be in full force and effect.
          (f) Seller shall have delivered the original corporate minute books of each Company.
          (g) There shall not have occurred since the date of this Agreement, any event which constitutes a Material Adverse Effect.
          (h) Seller shall have executed and delivered to the Purchasers, or caused the execution and delivery to Purchasers of, the deliverables set forth in Section 6.3.
          (i) (A) Aether shall have filed with the SEC the Aether Proxy Statement, and (B) the shareholders of Aether shall have approved the matters contemplated by the Aether Proxy Statement which relate to the change of the course of business of Aether.
          (j) Seller shall:
               (i) have delivered to Purchasers a copy of a letter (the “Payoff Letter”) from Mica Funding to Brands, indicating thereon the amount paid in full satisfaction of the SPV Notes, Mica Funding’s wire transfer instructions, a release of all Encumbrances under the Indenture upon receipt of the Prepaid Amount and such other provisions as are typically found in a lender’s payoff letter; and
               (ii)  repay the SPV Notes (principal and interest, as modified by the Side Letter), together with all related fees and expenses due thereunder and in connection therewith, including, without limitation, any amounts payable as a result of such prepayment and make all other required payments under the Side Letter (all of the foregoing, collectively, the “Prepaid Amount”), on and as of the Closing Date, in full, as such amounts are set forth in the Side Letter and Payoff Letter, as applicable, and Seller hereby authorizes and directs Purchasers, in such event, to pay that part of the Cash Consideration which is equal to the Prepaid Amount as directed by the Side Letter, such payment by Purchasers which the parties acknowledge and agree constitutes a payment to Seller of that portion of the Cash Consideration. Seller shall have made all notices in order to effectuate the repayment of the SPV Notes on the Closing Date, as required by the Indenture or, to the extent amended or superseded thereby, by the Side Letter.
          (k) Seller shall have obtained and provided to Purchasers, each in form and substance reasonably satisfactory to Purchasers, (i) the consent with respect to the transactions contemplated by this Agreement from MFD; and (ii) in connection therewith, a general release by MFD of each of (x) Brands, Support Fund, Seller and their respective assets that will have been transferred to Purchasers hereunder on the Closing Date; and (y) Aether and Purchasers, in connection with such transfer of such assets to Purchasers hereunder on the Closing Date (and as a precondition to MFD providing such consent and general release, Aether shall provide the same to MFD.)
          (l) Brands shall have fully satisfied and paid to Mica Funding the obligation of Brands to pay the Residual Interest Payment, if any, under the Indenture and delivered evidence thereof to Purchasers in form reasonably satisfactory to Purchasers.
          (m) Seller shall have paid to UCC its outstanding obligation in the aggregate principal amount of One Million Dollars ($1,000,000.00) plus additional obligations in the amount of $49,723.30.

          (n) Each Relevant Entity and its respective Affiliates shall have sold, transferred and assigned to the Companies, exclusive of the Transferred Assets, all tangible and intangible assets used in any of the Business of Brands, the Business of Support Fund and the Business of Seller, and each Company shall then own and possess all right, title and interest in and to, all such assets, exclusive of the Transferred Assets.
          (o) Each Relevant Entity and its respective Affiliates shall have sold, transferred and assigned either to the Companies or directly to Purchasers, as instructed by Purchasers, any and all hardware, registered trade names, trademarks, trademark applications, service marks, patents and patent applications, copyrights and copyright applications, and goodwill owned or held by Seller (if any) used or that may be useful in, or otherwise relating to, any of the Business of Brands, the Business of Support Fund and the Business of Seller (including, without limitation, the Intellectual Property).
          (p) Seller shall have assigned and transferred its rights and obligations to Brands under (i) that certain Trademark License Agreement, dated as of August 7, 2006, among Seller, Shoes.com and Commission Junction, Inc.; and (ii) that certain Trademark License Agreement between J-Bees Incorporated, as the licensor, and Brands and Seller, each as licensee.
          (q) Seller (and not Brands) shall have forgiven or otherwise satisfied all accrued and unpaid Management Fees payable by Brands to Seller.
          (r) Brands shall have entered into a month-to-month sublease with Seller in connection with the Existing Lease.
          (s) Nothing shall have come to the attention of Purchasers in the course of the due diligence process relating to matters covered in Section 3.2(a) or (b), Section 3.9 or Section 3.24 hereof, which, as determined by Purchasers, materially affect their determination to consummate the transactions contemplated hereby, or could have a Material Adverse Effect.
          (t) All information set forth on the Schedules attached hereto shall be true, complete and correct in all material respects as of the Closing Date.
          (u) Following the execution of this Agreement, but prior to the Closing, Seller and MAC shall have obtained, as applicable, shareholder and member approval (the “Parachute Resolution”) of any payments or grants of any “Golden Parachute” payments pursuant to the Corliss Agreement and the Corliss Warrant (as determined in accordance with the rules and regulations of the Code).
     6.3 Closing Deliveries by Seller. At Closing, Seller shall deliver, or Seller shall cause to be delivered, to Purchasers:
          (a) a certified copy of the resolutions of Seller authorizing and approving the transactions contemplated by this Agreement;
          (b) good standing certificates for Seller and each Company issued by the Secretary of State of the jurisdiction of its formation certifying that such entities are in good standing in such state;
          (c) evidence of termination of the Existing Management Agreement executed by Seller and Brands;
          (d) a termination of the existing employment agreements between Seller (or any predecessor in interest thereto) and each of Amschler, Brannon, Camacho and Corliss, each duly executed and delivered by the parties thereto;
          (e) the Escrow Agreement executed by Seller;
          (f) the Seller Voting Agreement and the Seller Securityholder Questionnaire executed by Seller;

          (g) the Corliss Voting Agreement and the Corliss Securityholder Questionnaire, each executed by Corliss;
          (h) the Bill of Sale evidencing the transfer of the Transferred Assets from Seller to Second Purchaser (the “Bill of Sale”) executed by Seller, in the form of Exhibit 6.3(h);
          (i) the Assignment and Assumption Agreement executed by Seller;
          (j) signature cards and written instructions to each of the financial institutions in which any of the Companies maintains an account, setting forth the authorized signatories of Purchasers, to be effective following the Closing Date, consistent with instructions to be provided to Seller by Aether and/or Purchasers prior to Closing;
          (k) all original Franchises, Area Development Agreements, operating agreements, and any and all amendments and sub-licenses to any thereof;
          (l) a copy of the Parachute Resolution;
          (m) (i) a legal opinion of Arnall Golden Gregory LLP, counsel for Seller, and (ii) a legal opinion of Buchanan Ingersoll & Rooney PC, as franchise counsel to Seller, with respect to customary matters, including without limitation, validity of the Franchise Agreements and the Area Development Agreements, transfer thereof to Purchasers as contemplated hereunder, and related compliance with the applicable NASAA Uniform Franchise Offering Circular Guidelines; and specifically, without limitation, the legal opinion of such franchise counsel shall opine as to the representations and other matters set forth in Section 3.24 above;
          (n) Five stock powers executed in blank, to be attached to the certificates representing the Escrow Shares; and
          (o) the certificates and other documents required to be delivered to Purchasers pursuant to Section 6.2.
     6.4 Closing Deliveries by Purchasers. At Closing, Aether or Purchasers shall deliver, or caused to be delivered, to Seller:
          (a) the certificates and other documents required to be executed by Purchasers and delivered to Seller pursuant to Section 6.1; and
          (b) the Closing Cash;
          (c) the Transfer Agent Instruction executed by Aether;
          (d) the Registration Rights Agreement executed by Aether;
          (e)  the Employment Agreements as set forth in Section 5.12(a), in each case, executed and delivered by the relevant Purchaser;
          (f) the Seller Voting Agreement executed by Aether;
          (g) the Corliss Warrant and the Corliss Voting Agreement, each executed by Aether;
          (h) the Assignment and Assumption Agreement executed by First Purchaser;
          (i) the Escrow Agreement executed by Aether; and
          (j) a certified copy of the resolutions of Aether and Purchasers, as applicable, authorizing and approving the transactions contemplated by this Agreement, together with incumbency certificates with respect to the officers of Purchasers executing documents or instruments on their behalf.

ARTICLE VII
INDEMNIFICATION
     7.1 Survival of Representations and Warranties. The representations and warranties of the parties hereto shall survive Closing for a period of twelve (12) months from and after the Closing Date, except with respect to those representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.9, 3.11 and 3.15 (the “Seller’s Core Representations”) which shall survive until the applicable Expiration Date, and the representation and warranty set forth in Section 4.9 (the “Purchasers Core Representation”), which also shall survive until the applicable Expiration Date; provided, however, that the representations and warranties of Brands and Support Fund shall not survive the Closing. If written notice of a claim has been given prior to, but not after, the applicable Expiration Date, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. Except with respect to claims for fraud, claims related to covenants contained in this Agreement or claims related to the Seller’s Core Representations, (i) after expiration of the twelve (12) month period following the Closing Date referenced above, Purchaser Indemnified Parties shall not have the right to make any claim under this Agreement for damages, indemnity or injuries arising under this Agreement, and (ii) Seller Indemnified Parties shall not have the right to make any claim under this Agreement for damages, indemnity or injuries arising under this Agreement other than with respect to claims relating to Purchasers Core Representation through the Expiration Date.
     7.2 Indemnification By Seller and Shareholders.
     Seller and each Shareholder shall indemnify, defend and hold harmless, jointly and severally, each of Aether, Purchasers, and their respective officers, directors, and employees and their respective successors and assigns permitted by the terms of this Agreement (collectively, the “Purchaser Indemnified Parties”) from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) (collectively, “Losses”) arising out of or resulting from (i) any inaccurate or erroneous representation or warranty of Seller or any Shareholder under this Agreement or (ii) breach of any covenant of Seller or any Shareholder under this Agreement or Ancillary Seller Documents; provided, however, that Seller or such Shareholder shall not have any liability for any inaccurate or erroneous representation or warranty contained in this Agreement or Seller Ancillary Documents if Purchasers had knowledge of such breach at the time of Closing, and no Losses caused by, arising from, incurred in connection with or related in any way thereto shall be aggregated for purposes of Section 7.6 hereof.
     In addition, Seller and each Shareholder shall indemnify, defend and hold harmless, jointly and severally, each of the Purchaser Indemnified Parties for any failure to comply with any applicable bulk sales laws (including, with regard to all the foregoing, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities). Any claim for indemnification pursuant to this paragraph shall be made in accordance with the procedures set forth herein.
     Any indemnification obligations arising under this Section 7.2 shall first be paid from the Indemnification Holdback, in accordance with the related terms, conditions and procedures set forth in the Escrow Agreement, but shall not be, with respect to breaches of Seller’s Core Representations, limited in amount or recourse to such Indemnification Holdback. For purposes of satisfaction of any claims hereunder, the value of the shares of Aether Common Stock included in the Indemnification Holdback shall be equal to the Closing Date Stock Price per share of Aether Common Stock. Claims subject to indemnification will be satisfied by Escrow Shares, unless Seller elects to pay cash for such indemnifiable claims by giving written notice to both the Escrow Agent and Purchaser within three (3) Business Days from when notice was so received by Seller that the Escrow Shares will be released to Purchaser pursuant to the Escrow Agreement. Where Seller so elects to satisfy such claims in cash, upon receipt thereof, Purchasers will instruct the Escrow Agent to release from the escrow and deliver to Seller the Escrow

Shares with an aggregate value (based on the Closing Date Stock Price) equal to the amount of the indemnifiable claim so satisfied in cash.
     7.3 Indemnification by Aether and Purchasers. Aether and Purchasers, severally but not jointly, shall indemnify, defend and hold harmless the Seller and its officers, directors, managers and employees and their respective successors and assigns permitted by the terms of this Agreement (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from any inaccurate or erroneous representation or warranty of Aether or Purchaser set forth in the Purchasers Core Representation.
     7.4 Materiality Disregarded. For purposes of determining under Section 7.2 whether there is any inaccuracy in, or whether any of the parties have breached, any such representation, warranty or covenant, and the amount of any Losses associated therewith, the parties agree (a) that all references to “material,” “materially” or “materiality,” or to whether a breach would have a Material Adverse Effect or result in a material adverse change, will be disregarded and (b) that the representations, warranties and covenants are made for purposes of this Section 7.4 as if those disregarded words were not included.
     7.5 General Indemnification Provisions.
          (a) Any of the Purchasers or Aether shall promptly notify the Seller of any claim, demand, action or proceeding for which indemnification is sought pursuant to Section 7.2 of this Agreement or, as applicable, Seller shall promptly notify Purchasers and Aether of any claim, demand, action or proceeding for which indemnification is sought pursuant to Section 7.3 of this Agreement ( either such notice the “Claim Notice”). Each Claim Notice shall state the nature and basis of the claim, demand, action or proceeding and, if determinable, a good faith, non-binding estimate of the amount relating thereto) and, if such claim, demand, action or proceeding is a Third Party Claim, the party or parties receiving the Claim Notice (collectively, for purposes of this Section 7.5, the “indemnifying party”) will have the right, at its own expense, to assume the defense thereof using counsel reasonably acceptable to the party or parties giving the Claim Notice (collectively, for purposes of this Section 7.5, the “indemnified party”). The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim. After the indemnifying party has notified the indemnified party of its intention to undertake to defend or settle any such asserted liability, and for so long as the indemnifying party diligently pursues such defense, the indemnifying party shall not be liable for any additional legal expenses incurred by the indemnified party in connection with any defense or settlement of such asserted liability. In connection with any such Third Party Claim, the indemnifying party and the indemnified party shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such Third Party Claim shall be settled without prior written consent of the indemnified party, which consent may not be unreasonably withheld; provided, however, that if a firm, written offer is made to settle any such Third Party Claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall pay such amount to the indemnified party; (ii) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; and (iii) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount paid to the indemnified party pursuant to (i) above even if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater than the amount of the proposed settlement. If, after the indemnifying party pays the indemnified party the amount described in (i) above, the indemnifying party incurs any additional costs with respect to such claims, including without limitation, additional costs of settlement or judgment, the indemnified party shall promptly reimburse the indemnifying party for all such costs. If the indemnifying party does not notify the indemnified party within 15 days of receipt therefrom of written notice of a Third Party Claim that it intends to so assume the defense thereof, or if the indemnifying party shall fail to so defend the same, the indemnified party may do so (and may settle such action without approval of the indemnifying party at the sole expense of the indemnifying party (and where the indemnified party is a Purchaser, the Indemnification Holdback may be used therefor)).
          (b) In calculating any Losses, there shall be deducted any insurance proceeds actually recovered by the indemnified party in respect thereof. The parties shall cooperate with each other in pursuing insurance claims with respect to any Losses.
     7.6 Limitation on Indemnification.
          (a) The aggregate joint and several indemnification obligations of Seller and the Shareholders with respect to Losses under this Agreement shall be limited as set forth in Section 7.6(b), and the aggregate several indemnification obligations of Aether and the Purchasers with respect to Losses under this Agreement shall be limited as set forth in Section 7.6(c).
          (b) Notwithstanding anything herein to the contrary, neither Seller nor the Shareholders shall be obligated to indemnify any of the Purchaser Indemnified Parties under Section 7.2(i), (A) unless the aggregate of all such Purchaser Indemnified Parties’ Losses exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Basket”), in which case the Purchaser Indemnified Parties shall be entitled to recover all of the Purchaser Indemnified Parties’ Losses, including such US$150,000, (B) and with respect to representations and warranties other than the Seller’s Core Representations to the extent that the same exceed, in the aggregate, the Indemnification Holdback, and (C) to the extent that the aggregate of all the Purchaser Indemnified Parties’ Losses exceed the Purchase Price (the “Indemnification Cap”); provided, however, that the Basket and the Indemnification Cap shall not apply to any indemnification obligation of Seller or the Shareholders arising out of, relating to or resulting from fraud or willful misconduct by any of them.
          (c) Notwithstanding anything herein to the contrary, neither Aether nor the Purchasers shall be obligated to indemnify any of the Seller Indemnified Parties under Section 7.3 to the extent the Losses exceed, in the aggregate, the amount of the value of the Consideration Shares and the True Up Shares (if any are issued hereunder), each valued at the lesser of the Closing Date Stock Price or the Registration Statement Closing Price.
     7.7 Exclusive Remedy; No Punitive Damages. Any claim or cause of action based on, arising out of or relating in any way to any of the transactions contemplated under this Agreement not involving an express covenant contained in this Agreement as to future action or inaction must be brought by either party in accordance with the provisions and limitations of this Agreement, whether such claim arises out of any contract, tort or otherwise. In no event shall any party be liable for any punitive, special, indirect, incidental or consequential damages of the other party or any third party.
     7.8 Jurisdiction. The parties hereto hereby irrevocably and unconditionally submit, for themselves and their properties, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     The parties hereto irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court.

     The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
     This Section 7.8 shall survive the expiration or earlier termination of this Agreement.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. This Agreement may be terminated at any time prior to Closing:
          (a) by the mutual written consent of Seller and Purchasers;
          (b) by any Purchaser if there has been a material breach of any of Seller’s representations, warranties or covenants contained in this Agreement, or a breach of any condition set forth in Section 6.2, which breach has not been cured or cannot be cured within 30 days after the notice of the breach from any of the Purchasers;
          (c) by Seller if there has been a material breach of any of the respective representations, warranties or covenants of Purchasers or Aether contained in this Agreement, or a breach of any condition set forth in Section 6.1, which breach has not been cured or cannot be cured within 30 days after the notice of breach from Seller; or
          (d) by either Seller or any of the Purchasers, if Closing shall not have occurred by October 31, 2006, unless such delay is as a result of the Aether Proxy Statement being reviewed by the SEC, in which case the Closing Date shall be extended to the Business Day following approval by the shareholders of Aether of the matters contemplated by the Aether Proxy Statement which relate to the change of the course of business of Aether;
          (e) by any Purchaser if anything has come to the attention of Purchasers in the course of the due diligence process relating to matters covered in Section 3.2(a) or (b), Section 3.9 or Section 3.24 hereof, which, as determined by Purchasers, materially affect their determination to consummate the transactions contemplated hereby, or could have a Material Adverse Effect;
          (f) provided, however, that the right to terminate this Agreement under Sections 8.1(b), (c) and (e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure of, Closing to occur on the Closing Date and nothing contained herein shall relieve such party from liability for breach of this Agreement.
     The parties agree that any such termination pursuant to Section 8.1 shall be effected by written notice to the other party (or parties, with respect to Purchasers and Aether) specifying in such notice the breach or Material Adverse Effect or thing that has come to the attention of Purchasers in the course of the due diligence (as set forth in Section 8.1(e) above), as applicable, in respect of which such termination is being effected.
     8.2 Waiver. At any time prior to Closing, Seller, on the one hand, or Aether or Purchasers, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of Seller, Aether or Purchasers to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     8.3 Break-Up Fee. If the transactions contemplated by this Agreement are not consummated by reason of any of Seller, any Relevant Entity or any of their respective Affiliates, directly or indirectly, consummating an Alternative Transaction within twelve (12) months following the date of this Agreement, then Seller shall, and hereby covenants and agrees to, on or prior to the date of consummation of such Alternative Transaction, pay to Aether a fee (the “Break-Up Fee”) of $5,000,000 (which amount shall be in addition to any other amount paid or payable hereunder).
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. Any notice, demand, claim, or other communication required or permitted under this Agreement shall be in writing and shall be effectively given only if mailed by United States certified or registered mail, postage prepaid, return receipt requested, or sent by a national commercial courier service, return receipt requested for next day delivery, to be confirmed in writing by such courier, or by hand delivery, or confirmed by signed receipt, and shall be deemed to have been given, delivered and received three (3) business days after the same is deposited at a regularly maintained post office of the United States Postal Service, twenty-four (24) hours after the same is deposited with such a courier service, or upon hand delivery of the same, as applicable, to the parties at the following addresses (or at such other address as a party may specify by notice to the others, provided that notice of change of address shall be effective only upon receipt):

If to Seller:	Athlete’s Foot Marketing Associates, LLC
1412 Oakbrook Drive
Suite 100
Norcross, Georgia 30093
Facsimile: (770) 514-4905
Attn: Robert Corliss

With a copy to:	Arnall Golden Gregory LLP
171 17th St., NW
Suite 2100
Atlanta, Georgia 30363
Attn: Cleburne E. Gregory III, Esq.
Facsimile: (404) 873-8635

If to Aether or Purchasers:	Aether Holdings, Inc.
1330 Avenue of the Americas, 40th Floor
New York, New York 10019
Attn: James Haran
Facsimile: 212-277-1160

With a copy to:	Baker & McKenzie LLP
1114 Avenue of the Americas, 44th Floor
New York, New York 10036
Attn: Richard Rudder, Esq.
Facsimile: (212) 310-1704
     9.2 Rules of Construction.
          (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.
          (c) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.
          (d) Each party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.
          (e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.
          (f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”
          (g) The terms “dollars” and “$” shall refer to United States Dollars, the currency of the United States.
     9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the greatest extent possible.
     9.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings with respect to the subject matter hereof.
     9.5 Assignment. This Agreement and all rights and obligations hereunder may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.
     9.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
     9.7 Amendment. This Agreement may not be amended, supplemented or modified except by an instrument in writing making specific reference to this Agreement and signed by the parties hereto.
     9.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
     9.9 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
     9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAWS.

     9.11 Disclosure Schedules.
     Capitalized terms used in the disclosure schedules which are defined herein shall have the meanings assigned to such terms herein unless otherwise defined in the disclosure schedule. The inclusion of any description or document in a disclosure schedule is not intended, nor shall it be deemed to imply necessarily, that the matters referred to or contained in such disclosure schedule are not in the ordinary course of business. Nothing in the disclosure schedules constitutes an admission of any liability of Seller or the Companies to any party or an admission against interest. The disclosure of a matter in any disclosure schedule shall be deemed a disclosure for all purposes and shall qualify each representation or warranty made herein to the extent applicable. Where the terms of a contract or other disclosure item have been summarized or described in a disclosure schedule, such summary or description does not purport to be a complete statement of the material terms of the contract or other item.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

“FIRST PURCHASER” NEXCEN FRANCHISE BRANDS, INC. /s/
By:
Name:
Title:

“SECOND PURCHASER” NEXCEN FRANCHISE MANAGEMENT, INC. /s/
By:
Name:
Title:

“AETHER” AETHER HOLDINGS, INC.
By:	/s/
Name:
Title:

“SELLER” ATHLETE’S FOOT MARKETING ASSOCIATES, LLC
By:	/s/
	Name:	Robert J. Corliss
	Title:	President and Chief Executive Officer

“BRANDS” ATHLETE’S FOOT BRANDS, LLC
By:	/s/
	Name:	Robert J. Corliss
	Title:	President and Chief Executive Officer

“SUPPORT FUND” THE ATHLETE’S FOOT MARKETING SUPPORT FUND, LLC
By:	/s/
	Name:	Robert J. Corliss
	Title:	President and Chief Executive Officer

ROBERT CORLISS /s/ DONALD CAMACHO /s/ TIMOTHY BRANNON /s/ MARTIN AMSCHLER /s/